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                                                                    EXHIBIT 10.6

                       LIMITED LIABILITY COMPANY AGREEMENT
                          OF PALM COVE DEVELOPERS. LLC

      THIS LIMITED LIABILITY COMPANY AGREEMENT (this "AGREEMENT") of PALM COVE DEVELOPERS, LLC (the "Company") is made and entered into effective as of the 19th day of January, 2005 ("Effective Date"), by and between ASHTON TAMPA RESIDENTIAL, LLC, a Nevada limited liability company ("Ashton") and M/I HOMES OF TAMPA LLC, a Florida limited liability company ("M/I"). M/I and Ashton are sometimes referred to herein collectively as "Members" and individually as a "Member."

                                    RECITALS

      WHEREAS, Ashton and Pulte Home Corporation entered into that certain Agreement for Sale of Land (the "Pulte Contract") for the purchase and sale of certain real and other related property subject to the Pulte Contract (defined therein as the "Property") (The Pulte Contract is attached hereto as Exhibit "A" and incorporated by reference herein) and;

      WHEREAS, as contemplated by that certain Letter Agreement ("Letter Agreement") dated as of December 22, 2004, by and between Ashton and M/I, Ashton assigned the Pulte Contract to Company and the Company acquired the Property (the "Property Closing"); and

      WHEREAS, as further contemplated by the Letter Agreement, Company, Ashton and M/I are entering into this Agreement to consummate M/I's subscription for one-half (i.e., 50%) of the total equity or membership interests in and to the Company and to set forth certain terms and conditions applicable to the development of the Property by Company, the distribution of finished lots to the Members and other applicable terms and conditions related to the business affairs of the Company and the development of the Property; and

      NOW, THEREFORE, the Members, by the execution and delivery of this Agreement, set forth the agreement for the Company under the laws of the State of Florida upon the terms and subject to the conditions of this Agreement.

   1. DEFINITIONS. All capitalized terms not defined in this Agreement shall have the meaning ascribed to them in the Pulte Contract. When used in this Agreement, the following terms shall have the meanings set forth below:

         (a) "ACT" shall have the meaning ascribed to it in Section 2.1. All references herein to sections of the Act shall include any corresponding provisions of succeeding law.

         (b) "AFFILIATE" shall mean, when used with reference to a specified Person, any Person who controls, is controlled by or is under common control with the specified Person.

         (c) "AGREEMENT" shall mean this Limited Liability Company Agreement, as originally executed and as amended from time to time.

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         (d) "APPROVED BUSINESS PLAN" means collectively, after submission and approval as described herein, the following: (i) a pro-forma budget and development plan for the Property (the "Project") in accordance with the Pulte Contract, the Development Agreement (defined in Section 1.(o) hereof,) and this Agreement (the "Project Budget and Plan") and (ii) a Member capital contribution plan for the capital contributions by the Membere for the construction of the Project by the Company (the "Project Contribution Plan"), as each of the same may be amended from time to time in accordance with this Agreement. The Day-to-Day Manager shall endeavor to prepare and provide for M/I's approval the applicable Project Budget and Plan and the Project Contribution Plan within fifteen (15) days after the Effective Date. M/I shall endeavor to approve such Project Budget and Plan and the Project Contribution Plan submitted by the Day-to-Day Manager within fifteen (15) days of M/I's receipt of the submitted Project Budget and Plan and Project Contribution Plan; provided, the parties intend to work together as reasonably possible in preparing and reviewing all matters applicable to the Approved Business Plan (as defined in the following sentence). Upon each party's written approval of the Project Budget and Plan and Project Contribution Plan, such plans shall be considered and referred to herein as the "Approved Project Budget and Plan" and the "Approved Project Contribution Plan," and collectively shall be considered and referred to herein as the "Approved Business Plan." The Approved Business Plan is intended to be the overall plan and budget for the planning, development, and construction of the Project, including the distribution of finished lots to the Members, the projection and timing of annual Project expenditures, including, without limitation, development costs, construction costs, and maintenance costs, all of which shall be set forth in detail with each category of expense listed as a separate line item and a preliminary cost analysis for the Project. Such expenses shall be further separately delineated into two major categories of line item expenses as follows: (a) those line item expenses constituting "Operating Costs" and (b) those line item expenses constituting "Development Costs." The parties acknowledge that the Approved Business Plan will require updating or modification during the term of the Project as a result of changes to projected and actual costs, permitting conditions, etc. The Day-to-Day Manager shall regularly consult with and seek the input of the other Member in connection with the Day-to-Day Manager's updating of the Approved Business Plan. The Day-to-Day Manager shall use its commercially reasonable efforts to cause the Project to be developed, constructed, operated and disposed of substantially in accordance with the Approved Business Plan as it is updated and approved from time to time, including, without limitation, the line items contained therein. Subject to the approval rights set forth in Section 5.2 (a), below, and the obligation of the Day-to-Day Manager to maintain the originally Approved Business Plan as a comparative measure of how well the Company actually performed in comparison to the such originally Approved Business Plan, the Day-to-Day Manager shall update the Approved Business Plan as follows; (1) the Approved Project Budget and Plan shall be updated on not less than a semi-annual basis and the (2) the Approved Project Contribution Plan shall be updated every fiscal quarter. No update, modification or amendment of the Approved Business Plan (or any component budget item or plan thereof) shall be effective unless and until approved by all Members, subject to Section 5.5(c).

         (e) "ARTICLES" shall mean the Articles of Organization of the Company as filed with the Secretary of State of the State of Florida, as the same may be amended from time to time by the approval of the Members.

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         (f) "AVAILABLE CASH" shall mean all cash and cash equivalents of the
Company on hand and in financial institutions or depositories and cash equivalents, on the date of any proposed distribution, after payment or provision for payment of all debts and liabilities of the Company then due (including, without limitation, debts and liabilities to Members who are creditors of the Company and payments then due under third-party loans to the Company), provision for reasonable working capital reserves and payment or provision for payment of operating expenditures, all as reasonably determined by the Day-to-Day Manager and approved by the Members, subject to Section 5.5(c). Available Cash shall not include Capital Contributions of the Members.

         (g) "BASE RATE" means the commercial loan rate of interest announced publicly from time to time by Bank of America, N.A. (or any successor thereto) in Tampa, Florida as such bank's "reference rate" or "prime rate" as from time to time in effect.

         (h) "CAPITAL ACCOUNT" shall mean a capital account established for each Member to which such Member's respective Capital Contributions shall from time to time be credited, which shall be maintained in accordance with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

         (i) "CAPITAL CONTRIBUTIONS" shall mean the Initial Contributions and any additional contributions contributed to the Company by each Member in accordance with Section 3 of this Agreement.

         (j) "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         (k) "COMPANY" shall mean the limited liability company. Palm Cove Developers, LLC, created on December 22,2004 and governed by this Agreement.

         (l) "DATE OF VALUE" shall have the meaning ascribed to it in
Section 12.

         (m) "DAY-TO-DAY MANAGER" shall mean Ashton or any other Person(s) that succeeds to it in that capacity with the consent of the other Member.

         (n) "ENGINEERING AND PRE-DEVELOPMENT COSTS" shall mean those pre- and post-formation engineering and pre-development costs incurred by or on behalf of a Member to contract for the Property and conduct the engineering and pre-development work for the Project, such as consulting fees and costs and filing, investigatory and regulatory fees and costs, plus any additional similar costs. To the extent the foregoing are paid by a Member in the ordinary course of business on or prior to the Property Closing, they shall be referred to herein as the "Paid Engineering and Pre-Development Costs," as more particularly set forth on EXHIBIT "B" attached hereto. As provided herein, a Member shall receive an initial contribution credit and Capital Account credit equal to the amount paid by each respectively of the Paid Engineering and Pre-Development Costs. The Company shall then assume and be responsible for paying

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those Engineering and Pre-Development Costs other than the Paid Engineering and
Pre-Development Costs.

         (o) "FINISHED LOT(s)" shall mean a residential lot developed by the Company in accordance with the Pulte Contract, that certain Development Agreement by and between Pulte and Company executed as part of the Property Closing (the "Development Agreement"), this Agreement and all applicable restrictions, governmental requirements and Laws, and that has (i) a recorded plat that is acceptable to both Members with a copy of such recorded plat delivered to both Members, (ii) public sanitary sewer lines extended to a boundary of the lot with taps installed, (iii) public potable water lines extended to a boundary of the lot with taps installed, (iv) installed stormwater drainage lines and related facilities required by applicable Laws to serve the lot, with all stormwater ponds and related facilities serving such lines and facilities completed, (v) installed curbs and paved streets serving the lot that are within a publicly dedicated right-of-way, (vi) conduits to accommodate underground electric lines sufficient to service the lot extended to a boundary of the lot with the applicable electric company having extended service to the lot, (vii) graded in accordance with lot grading and drainage plans previously approved by both Members and graded materially in accordance with the elevations required for each lot on such plans, (viii) not been determined to be within the "100 Year Flood Plane" and (ix) been compacted to not less than ninety five (95%) modified proctor, maximum density (AASHTO T-180) and otherwise to such standards as are applicable for the types of construction contemplated by each Member and (x) all other work necessary to allow development and the subsequent use by homeowners of the intended residential improvements on the lot completed in accordance with all Laws (including, but not limited to, the issuance of the applicable building permit and certificate of occupancy for such lot) and any recorded covenants.

         (p) "LAWS" means all federal, state and local laws, moratoria, initiatives, referenda, ordinances, rules, regulations, standards, orders, judicial decisions, common law and other governmental, quasi-governmental and utility company requirements (including those relating to the environment, health and safety, or disabled persons).

         (q) "LIQUIDATING DISTRIBUTION AMOUNT" shall have the meaning ascribed to it in Section 12.

         (r) "MAJOR DECISION" shall have the meaning ascribed to it in
Section 5.

         (s) "MEMBER" shall mean each Person who (a) is an initial signatory to this Agreement or has been admitted to the Company as a Member in accordance with the express provisions set out in this Agreement and (b) has not resigned, withdrawn, been expelled or, if other than an individual, dissolved.

         (t) "MEMBER LOAN" shall mean any authorized loan made by a Member to the Company during the term hereof.

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         (u) "MEMBERSHIP INTEREST" shall mean a Member's entire right, title and interest in, to and against the Company, the Project and the profits, losses, capital and distributions of the Company, the right to vote on or participate in the management and the right to receive information concerning the business and affairs, of the Company.

         (v) "OFFERING NOTICE" shall have the meaning ascribed to it in
Section 12.

         (w) "PAID ENGINEERING AND PRE-DEVELOPMENT COSTS" shall have the meaning provided above in the definition of Engineering and Pre-Development Costs.

         (x) "PERCENTAGE INTEREST" shall mean fifty percent (50.0%) for M/I and fifty percent (50.0%) for Ashton, as adjusted pursuant to this Agreement. Each Member's Percentage Interest shall equal the ratio of such Member's Capital Account relative to the aggregate amount of all Capital Accounts.

         (y) "PERSON" shall mean an individual, general partnership, limited partnership, limited liability company, corporation, trust, estate, real estate investment trust association or any other entity or combination of Persons.

         (z) "PURCHASE PRICE" shall have the meaning ascribed to it in
Section 12.

         (aa) "REGULAR MEETING" shall have the meaning ascribed to it in
Section 4. (bb) "RESPONDING MEMBER" shall have the meaning ascribed to it in
Section 12.

         (cc) "SPECIAL MEETING" shall have the meaning ascribed to it in
Section 4.

         (dd) "TRANSFER" shall have the meaning ascribed to it in Section 9.

   2. ORGANIZATIONAL MATTERS.

      2.1 FORMATION OF COMPANY. The Company has been formed pursuant to the provisions of the Florida Limited Liability Company Act, Florida Statutes Chapter 608, as the same may be amended from time to time (the "Act"), and shall be governed by the terms and conditions contained in this Agreement. The terms "Member" and "Members" include the Members and their respective permitted successors and assigns as members in the Company.

      2.2 NAME. The business of the Company shall be conducted under the name of "Palm Cove Developers, LLC" or any name mutually agreed upon by the Members.

      2.3 TERM. The term of the Company commenced on December 22, 2004 (the "Commencement Date") and shall continue until the Company is dissolved as provided herein.

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      2.4 CHARACTER OF BUSINESS. The express, limited and only purpose for which the Company is formed is, and the business of the Company shall be, to acquire the Property and to develop, improve, and distribute the Finished Lots to the Company's Members as described herein. The Company shall have the power to do and perform all things necessary for, connected with or arising out of such activities and shall have the power to take such actions as may be necessary or appropriate to accomplish such purposes and conduct such business. The Company shall not engage in any other business without the prior written consent of the Members. No Member shall have the authority to bind the other Member in any capacity other than as a Member the of the Company, and nothing in this Agreement shall create a relationship between the Members other than for the purposes set forth in this Agreement.

      2.5 NAMES AND ADDRESSES OF MEMBERS. The names of the Members are as shown above. The addresses of the Members are set forth hereinafter.

      2.6 PRINCIPAL PLACE OF BUSINESS. The principal place of business of the Company shall be located at 500 N. Westshore Boulevard, Suite 1020, Tampa, Florida 33609, and may be relocated with the approval of all the Members to any location within Florida.

      2.7 REGISTERED OFFICE AND REGISTERED AGENT.

         (a) For purposes of the Act, the registered office of the Company is 500 N. Westshore Boulevard, Suite 1020, Tampa, Florida 33609. The registered office of the Company may be changed from time to time with the approval of the Members; provided, any replacement of the Day-to-Day Manager shall automatically be deemed the approval of a change in the registered office of the Company to that of the address of the new Day-to-Day Manager.

         (b) For purposes of the Act, the Company's registered agent for service of process is Charles H. Carver, Esq., who, in addition to the Company, shall provide a copy of each such notice to each Member. The registered agent of the Company may be changed from time to time with the approval of the Members; provided, any replacement of the Day-to-Day Manager shall automatically be deemed the approval of a change in the registered agent of the Company to that of the new Day-to-Day Manager.

      2.8 TRADE NAME AFFIDAVITS. The Company will file such trade or fictitious name affidavits as may be necessary or desirable in connection with the formation, existence and operation of the Company (including those filings required in any jurisdiction where the Company owns or operates property).

      2.9 QUALIFICATION. The Company will promptly apply for authority to transact business in those jurisdictions where it is required or elects to do so. The Company will file such other certificates and instruments as may from time-to-time be necessary or desirable in connection with its formation, existence or operation.

      2.10 MANAGER-MANAGED. The Company shall be manager-managed by the Day-to-Day Manager.

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   3. CAPITAL CONTRIBUTIONS, LOANS AND FUNDING OF PROJECT COSTS.

      3.1 INITIAL CAPITAL CONTRIBUTION BY M/I. On or before the date that is one (1) business day following the Members' execution and delivery of this Agreement (or such other date as agreed to in writing by the Members), M/I shall pay to Ashton in readily available federal funds Five Million Nine Hundred Fifteen Thousand Five Hundred Sixty-six and 46/ 100 U.S. Dollars ($5,915,566.46) (the "M/I Membership Interest Purchase Price") to acquire one-half (i.e., 50%) of the total equity and Membership Interests in the Company, such that M/I's Percentage Interest shall be 50%, and to reimburse Ashton for one half (i.e., 50%) of the aggregate of the Paid Engineering and Pre-Development Costs, closing costs, title and escrow fees and premiums and prorations paid by Ashton on or before the Effective Date. The M/I Membership Interest Purchase Price, less the amount to reimburse Ashton for one half (i.e., 50%) of the aggregate of the Paid Engineering and Pre-Development Costs, closing costs, title and escrow fees and premiums and prorations paid by Ashton on or before the Property Closing, is intended to be 50.0% of the Purchase Price for the Property paid to Pulte to acquire the Property. As part of M/I's payment of the M/I Membership Interest Purchase Price, the M/I Deposit (as defined in the Letter Agreement) shall be paid by the Escrow Agent (as defined in the Letter Agreement) to Ashton and credited against the M/I Membership Interest Purchase Price. All amounts paid under this Section 3.1 by M/I, including the M/I Membership Interest Purchase Price, shall be credited to M/I's Capital Account upon the date of such payment and the Members intend that on the date of such payments by M/I, Ashton's and M/I's Capital Accounts shall be equal. As part of M/I's acquisition of its Membership Interest, Ashton shall execute and deliver to M/I an assignment of such Membership Interest in form and substance reasonably acceptable to Ashton and M/I.

      3.2 ADDITIONAL CAPITAL CONTRIBUTIONS. Except as otherwise provided below in this Section 3.2, no Member shall be obligated to contribute additional capital to the Company. Each Member, upon written call therefor (the "Capital Call Notice") by the Day-to-Day Manager, shall promptly contribute to the Company, in proportion to its respective Percentage Interest, additional Capital Contributions (each, an "Additional Capital Contribution") in the event there are insufficient funds to pay costs and expenses which are due and payable and are in accordance with the Approved Project Budget and Plan. Capital Call Notices shall only be made in accordance with the Approved Business Plan. In addition to the foregoing, the Day-to-Day Manager shall reasonably consider and consult with the non-managing Member on any request by the non-managing Member to make a Capital Call Notice. Upon receipt of a Capital Call Notice delivered pursuant to this Section 3.2, each Member shall have seven (7) business days to make its share of the Additional Capital Contribution required thereby. If a Member ("Non-Contributing Member") fails to fund to the Company its pro rata share of any Additional Capital Contribution (a "Cash Deficit"), then the other Member ("Contributing Member"), provided such Contributing Member has funded all amounts required of such Contributing Member, shall have the right, but not the obligation, to elect to do the following (which, except as provided in Section 5.5(c), shall be the sole and exclusive remedies of such Contributing Member against such Non-Contributing Member):

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      (a) DEFICIT LOAN. Fund the Cash Deficit to the Company, in which event the amount so funded shall constitute a loan from the Contributing Member to the Non-Contributing Member ("Deficit Loan"). The Non-Contributing Member shall receive a credit to its Capital Account in the amount of such Deficit Loan. Each Deficit Loan shall be an obligation with recourse and shall bear interest at the per annum rate of four hundred (400) basis points over the Base Rate prevailing on the date such loan is made, compounded monthly, and shall be due and payable no later than upon demand (the "Due Date"). Until such Deficit Loan is paid in full, all fees, payments and distributions otherwise payable to the Non-Contributing Member shall be deemed to be paid or distributed to the Non-Contributing Member for Company tax and accounting purposes, but such fees, payments or distributions shall actually be paid or distributed directly to the Contributing Member in repayment of such Deficit Loan, with such funds being applied first to reduce any interest accrued on such Deficit Loan and then to reduce the principal amount of such Deficit Loan. If such Deficit Loan and all accrued interest thereon is not paid by the Due Date, the Contributing Member may elect to (i) convert the outstanding principal amount of the Deficit Loan and the accrued and unpaid interest thereon to capital of the Contributing Member, thereby diluting the Non-Contributing Member's Percentage Interest as detailed in Section 3.2(b) (the "Dilution Contribution"), (ii) exercise the buy/sell provisions of Section 12 pursuant to Section 3.2(c), or (iii) extend the Due Date of the Deficit Loan for an additional period of time.

      (b) DILUTION. If a Contributing Member elects to convert the principal amount of the Deficit Loan and the accrued interest thereon into a Dilution Contribution in accordance with Section 3.2(a), the Capital Account of the Members shall be adjusted such that the Non-Contributing Member's Capital Account shall be decreased by amount due on the Deficit Loan and the Contributing Member's Percentage Interest shall be similarly increased, with the Members' Percentage Interests properly adjusted.

      (c) BUY/SELL. Rather than make or continue a Deficit Loan as provided in
Section 3.2(a), a Contributing Member shall have the right to invoke the provisions of Section 12, and the Non-Contributing Member shall be considered, for purposes of Section 12, to be in default hereunder.

      3.3 MEMBER LOANS. Except with the prior consent of all Members, no Member shall be obligated or authorized to lend or advance money to the Company. To the extent a Member Loan is made by a Member to the Company pursuant to this Agreement, it shall be made without personal liability to any of the Members and shall be unsecured. The unpaid principal balance of the Member Loan shall bear interest at the Base Rate announced at the time of the making of the Member Loan, not to exceed the maximum rate permitted by law. The Company shall pay in full (i) the accrued interest on any such Member Loan and then (ii) the principal amount of any such Member Loan, prior to any cash distributions otherwise required or permitted pursuant to this Agreement to any of the Members.

      3.4 THIRD-PARTY LOANS AND GUARANTEES. It is the intention of the Members that the Company will not seek third-party financing for the development and improvement of the Project. However, the Day-to-Day Manager and the non-managing Member shall, pursuant to

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Section 5.1(c), regularly consult regarding the Approved Business Plan and the need for and mutually satisfactory terms, if any, of third-party financing for the second phase of the Project. If the Members do not agree on the need for, or the terms or conditions of, third-party financing, then no such third-party financing shall be obtained. The Members' failure to agree upon any third-party financing shall not invoke the provisions of Section 14.10(b).

      3.5 CAPITAL CONTRIBUTIONS IN GENERAL. Except as otherwise expressly provided in this Agreement or as may otherwise be agreed to in writing by the Members (a) no part of the Capital Contributions of any Member may be withdrawn by such Member, (b) no Member shall be entitled to receive interest on its Capital Contributions, (c) no Member shall have the right to demand or receive property, other than Finished Lots and except as otherwise provided herein, in return for its Capital Contributions and (d) no Capital Contributions or loan made by any Member to the Company shall increase its Percentage Interest.

   4. MEMBERS.

      4.1 LIMITED LIABILITY. Except as otherwise specifically provided herein, no Member shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise.

      4.2 ADMISSION OF ADDITIONAL MEMBERS. No additional Members shall be admitted to the Company unless approved by all of the Members.

      4.3 WITHDRAWALS OR RESIGNATIONS. No Member may withdraw or resign from the Company without the prior written approval of all other Members.

      4.4 REMUNERATION TO MEMBERS. Except as otherwise authorized in, or pursuant to, this Agreement, no Member is entitled to remuneration for acting in the Company business, including, without limitation, the Day-to-Day Manager of the Company.

      4.5 MEMBERS ARE NOT AGENTS. Pursuant to Section 5.1, the day-to-day management of the Company is vested in the Day-to-Day Manager. Except as expressly provided in this Agreement, no Member, acting solely in the capacity of a Member, is an agent of the Company, nor can any Member in such capacity bind, or execute any instrument on behalf of, the Company.

      4.6 VOTING RIGHTS. The Members shall have the voting, approval or consent rights provided in this Agreement.

      4.7 MEETING OF THE MEMBERS.

         (a) MEETINGS. Unless otherwise agreed to by the Members, regular meetings of the Members shall be held not less often than monthly at the office of the Day-to-Day Manager or such other place in Hillsborough or Pasco County as the Members shall mutually determine (in each case, the "Regular Meeting"). Such Regular Meetings may be held

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telephonically. In addition to any Regular Meetings, any Member may call a special meeting ("Special Meeting") by giving at least four (4) days (if the meeting is to be held in person) or two (2) days (if the meeting is held telephonically) oral or written notice to the other Member. The notice shall specify the place, date and hour of the meeting and the general nature of the business to be transacted. If the place of any scheduled meeting is inconvenient to any Member, such Member may require by at least one (1) business day's oral or written notice to the other Member that such meeting be held telephonically.

         (b) PURPOSE AND EFFECT. The Day-to-Day Manager shall endeavor to prepare a written agenda for all Regular Meetings and deliver the same to each Member prior to such meeting; provided, however, each Member shall be entitled to add any matter it elects to such agenda at or before such meeting. The Member calling a Special Meeting shall prepare a written agenda for such meeting and deliver the same to the other Member prior to such meeting; provided, however, each Member shall be entitled to add any matter it elects to such agenda at or before such meeting. The Day-to-Day Manager shall be responsible for having written minutes taken at each meeting (including each telephone conference meeting) of the Members, which shall be sent to each Member within seven (7) business days following such meeting. Whenever in this Agreement the consent or approval of a Member is required, such consent or approval may be given without a meeting if a writing signed by such Member evidences the same. Furthermore, the Members may reach decisions regarding any matter which requires the approval of all Members without a meeting if the decision is approved in writing by all of the Members.

   5. MANAGEMENT AND CONTROL OF THE COMPANY.

      5.1 MANAGEMENT OF THE COMPANY BY DAY-TO-DAY MANAGER.

         (a) Subject to the restrictions set forth in this Agreement, the Day-to-Day Manager shall be the manager of the Company and shall use its commercially reasonable efforts consistent with customary practices in the industry utilized by top-tier residential land developers on projects which are similar in type and size to the Project (the "Standard of Care") to manage and administer the day-to-day business and affairs of the Company and to implement the Approved Business Plan, all on the terms set forth herein. Ashton shall be the Day-to-Day Manager of the Company unless and until it is replaced pursuant to Section 5.5. The Day-to-Day Manager shall at all times perform its duties and responsibilities in compliance with all Laws and this Agreement (including, without limitation, the restrictions on Major Decisions set forth in Section 5.2 below), and in an efficient, thorough, businesslike manner, devoting such time, efforts and managerial resources to the business of the Company as is necessary for the efficient operation of the day-to-day business and affairs of the Company consistent with the Standard of Care. The Day-to-Day Manager shall not retire, resign, dissolve, withdraw or cause or suffer any event which terminates the continued status of the Day-to-Day Manager as a Member or as the Day-to-Day Manager hereunder without the prior written consent of M/I or as otherwise expressly permitted by Section 5.5 below. The Day-to-Day Manager shall faithfully discharge the duties and obligations set forth in this Agreement consistent with the Standard of Care.

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         (b) Without limiting the generality of the foregoing, the Day-to-Day
Manager shall have the following duties with respect to the development and improvement of the Project, all to be carried out in accordance with this Agreement and the Approved Business Plan:

            (i) Obtain and maintain in compliance with all Laws, all governmental and agency approvals, permits and other entitlements necessary to proceed with the development and improvement of the Project;

            (ii) Coordinate, control and supervise the preparation of such maps, plats, plans and specifications as are necessary for the design, development and construction of the Project;

            (iii) Negotiate and award contracts with appropriate firms, persons, or entities to obtain all materials and services required in order to complete the Project in accordance with the Approved Business Plan;

            (iv) Retain or employ and coordinate the services of all employees, supervisors, architects, engineers, accountants, attorneys, real estate brokers, advertising personnel and other persons necessary or appropriate for the development of the Project;

            (v) Supervise the performance of all work in connection with the planning, development, construction, and sale of the Project;

            (vi) Cause the Company to improve the Project in accordance with the Pulte Contract, the Development Agreement, the Approved Project Budget and Plan and substantially in accordance with the approved plans and specifications;

            (vii) Enforce all of the Company's rights and cause the Company to perform all of the Company's obligations arising in connection with any contract or agreement entered into in connection with the Project;

            (viii) Deliver to the Members copies of any notices or other written materials received by the Day-to-Day Manager in connection with any material disputes or claims relating to the Project (said disputes and claims shall be deemed "material" if they reasonably could be anticipated to exceed the sum of $50,000); and

            (ix) Otherwise diligently perform those duties and services in order to plan, develop and improve the Project in accordance with the Approved Business Plan.

         (c) The parties acknowledge that the Approved Business Plan will require updating during the term of the Project. The Day-to-Day Manager shall use good faith and diligent efforts to regularly consult with and update the non-managing Member and shall seek the input of the non-managing Member in connection with any material updating of the Approved Business Plan. The Day-to-Day Manager shall use its commercially reasonable efforts to cause the Project to be developed substantially in accordance with the Approved Business Plan as it is updated and approved from time to time, including, without limitation, the line items contained therein. Subject to the approval rights set forth in Section 5.2, the Day-to-Day Manager shall update the Approved Business Plan as set forth below. Without limiting the generality of Sections 5.1(a) and 5.1(b), the Day-to-Day Manager shall have the following additional rights and duties with respect to the overall operation of the Company and ownership of the Project, all to be carried out in accordance with this Agreement and the Approved Business Plan:

            (i) Update the Approved Project Budget and Plan on a not less often than a semi-annual basis. In connection therewith, the Day-to-Day Manager shall deliver on or before May 1 and November 1 of each year a draft of an updated Approved Project Budget and Plan for approval by M/I, which approval shall not be unreasonably withheld, delayed or denied. Unless and until approved by M/I, the existing Approved Project Budget and Plan shall remain in effect subject to modifications required by any increases in "Non-Discretionary Expenditures" (defined below) in order to avoid a material adverse change to the financial condition or assets of the Company. As used herein, "Non-Discretionary Expenditures" shall mean expenditures which the Company is required to pay by law or pursuant to existing contracts between the Company and any third party in accordance with the Approved Business Plan and shall include unforeseen material cost increases; change orders to the contractor contract required by the project engineer, the soils engineer, the county, or because of unforeseen site conditions confirmed by the appropriate engineer; repair costs necessary because of engineer errors and omissions, repair costs beyond contractual obligation of contractor; losses and replacements; costs of addressing emergencies; and costs associated with weather or other matters of force majeure. At such time as the draft updated Approved Project Budget and Plan has been approved by M/I, it shall become the Approved Project Budget and Plan in effect until the same has been updated and such update has been approved by M/I in accordance herewith. If M/I has not approved a draft updated Approved Project Budget and Plan within thirty (30) days following receipt thereof, it shall be deemed disapproved by M/I; and

            (ii) Update the Approved Project Contribution Plan (subject to the limitations contained herein) on a not less than a quarterly basis. In connection therewith, the Day-to-Day Manager shall deliver on or before February 1, May 1, August 1 and November 1 of each year a draft of the updated Project Contribution Plan for approval by M/I, which approval shall not be unreasonably withheld, delayed or denied. Unless and until approved by M/I and the Day-to-Day Manager, the existing Approved Project Contribution Plan shall remain in effect; provided, however, that if such existing Approved Project Contribution Plan is insufficient to pay the costs and expenses of the Company in accordance with the Approved Project Budget and Plan, then the Members shall fund such costs and expenses through additional Capital Contributions pursuant to Section 3.2 above. At such time as the draft updated Approved Project Contribution Plan has been approved by M/I and the Day-to-Day Manager, it shall become the Approved Project Contribution Plan in effect until the same has been updated and such update has been approved by M/I and the Day-to-Day Manager in accordance herewith. If M/I or the Day-to-Day Manager has not approved a draft updated Approved Project Contribution Plan within thirty (30) days following receipt thereof, it shall be deemed disapproved by M/I or the Day-to-Day Manager, as applicable.

         (d) Notify the Members (i) in advance of public hearings and other proceedings relating to entitlements and permits for the Project and (ii) of any matter giving rise to a Major Decision pursuant to Section 5.2 below.

      5.2 MAJOR DECISIONS. Except for actions taken by the Day-to-Day Manager with respect to an Emergency Situation in accordance with Section 5.9 below, the Day-to-Day Manager shall not take any of the following actions on behalf of the Company (in each case the taking of which shall be hereinafter referred to as a "Major Decision") without the prior written consent of each Member. Major Decisions shall bind the Company and all Members upon such written consent.

         (a) Update (or otherwise amend or modify) any component of the Approved Business Plan in any manner;

         (b) Sell, convey, exchange, lease, hypothecate, pledge, encumber or otherwise transfer any portion of or any interest in the Project or the Company, other than contemplated in the Approved Project Business Plan and this Agreement;

         (c) Sell, convey, exchange or otherwise transfer any portion of the Property in either (i) a bulk sale, or (ii) any other transaction inconsistent with this Agreement;

         (d) Expend funds or enter into an obligation on behalf of the Company if the amount of such expenditure or obligation would either (i) exceed 112% of any line item of the Development Costs component of the Approved Project Budget and Plan; (ii) exceed 110% of any line item of the Operating Costs component of the Approved Project Budget and Plan, (iii) increase the cost per Finished Lot by more than $500 in the aggregate or (iv) result in an increase in the Capital Contributions previously approved by or required from any Member beyond the amounts required or permitted by Section 3 of this Agreement;

         (e) Incur any indebtedness on behalf of the Company, make or deliver on behalf of the Company any indemnity bond or surety bond, lend funds belonging to the Company to any Member or its Affiliate or to any third party, or extend credit on behalf of the Company to any person, or obligate the Company or another Member as a surety, guarantor, or accommodation party to any obligation, or grant any lien or encumbrance on the Property, including, without limitation, any modification of any of the foregoing, unless in accordance with the Approved Business Plan;

         (f) Submit proposals to, or enter into agreements with, government officials relating to mapping, development, zoning, subdivision, environmental or other land use or entitlement matters, unless in accordance with the Approved Business Plan (provided, however, the foregoing only applies to governmental approvals or agreements that are discretionary and not ministerial in nature, such ministerial acts by themselves not being deemed to be a Major Decision so long as such ministerial action is consistent with the Approved Business Plan and current entitlements for the Property). Without limiting the above, the Day-to-Day Manager shall not cause any entitlements existing as of the Commencement Date to be modified without the consent of M/I;

         (g) The delegation by the Day-to-Day Manager of any of its duties set forth herein (other than to its manager, directors, officers, employees and any contractors, agents or consultants engaged by the Company in accordance with the Approved Project Budget and Plan, including the site development contractor approved by the Members); provided, however, that the Day-to-Day Manager shall only delegate its duties to such individuals and entities with the appropriate level of experience and seniority to perform such duties in accordance with this Agreement and, provided further, the selection of a site development contractor, and its contract with the Company, shall be a Major Decision;

         (h) Except as otherwise expressly authorized by this Agreement, enter into any transaction on behalf of the Company with a Member or an Affiliate or related party of any Member;

         (i) Take any other action or make any other decision that this Agreement provides must be approved or consented to by each Member;

         (j) Possess, assign, or use funds or other property of the Company for other than a Company purpose;

         (k) Make, execute or deliver on behalf of the Company an assignment for the benefit of creditors; cause the Company, a Member's Membership Interest or the Project or any part thereof or interest therein to be subject to the authority of any trustee, custodian or receiver or to be subject to any proceeding for bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, relief of debtors, dissolution or liquidation or similar proceedings;

         (l) Partition all or any portion of the assets of the Company, or file any complaint or institute any proceeding at law or in equity seeking such partition;

         (m) Confess a judgment against the Company; settle or adjust any claims against the Company; or commence, negotiate or settle any legal actions or proceedings brought by the Company against unaffiliated third parties in excess of $25,000;

         (n) Except as provided in this Agreement, dissolve, terminate or liquidate the Company prior to the expiration of its term;

         (o) Effectuate the recapitalization, equity splitting or any similar transaction of or with respect to the Company, or the issuance of any equity interest, debentures or other securities of or in the Company or the issuance of any options, warrants or rights to purchase or acquire or effectuate any of the foregoing; or

         (p) Do any act that would make it impossible to carry on the business of the Company.

      5.3 EXECUTION OF COMPANY DOCUMENTS. The Day-to-Day Manager, acting alone, shall have the authority to execute and deliver, on behalf of the Company, agreements, instruments or other documents to which the Company will be a party or be bound, so long as such agreements, instruments or other documents are consistent with this Agreement and the Approved Business Plan.

      5.4 INSURANCE.

         (a) COMPANY POLICIES. In accordance with the Approved Business Plan, the Day-to-Day Manager shall purchase and maintain, or shall cause to be purchased and maintained, or shall retain existing coverage and maintain, for and at the expense of the Company, policies of insurance standard for businesses such as the Company (i) for the Company's operations, (ii) for the protection of the Company's assets, and (iii) as may be reasonably required to comply with third-party requirements, and shall provide the Members with the certificates or other evidence of insurance coverage as provided therein.

         (b) CONTRACTORS' INSURANCE OBLIGATIONS. The Day-to-Day Manager shall require the Project's general contractors and all subcontractors to at all times obtain and comply with the insurance requirements set forth on EXHIBIT "C" attached and incorporated herein by reference.

         (c) FUTURE COOPERATION. The Members recognize that the commercial availability of insurance to cover the Company's and its contractors' and agents' operations is subject to changing market conditions. In connection therewith, the Members agree to cooperate and work together in good faith to find alternative risk management strategies in the event that any of the insurance required by this Agreement becomes commercially unavailable or is financially prohibitive in cost.

      5.5 ELECTION, RESIGNATION, REMOVAL OF DAY-TO-DAY MANAGER.

         (a) NUMBER, TERM, AND QUALIFICATIONS. The Company shall have one Day-to-Day Manager. Unless it is removed or resigns with the consent of the non-managing Member, the Day-to-Day Manager shall hold office until a successor shall have been elected and qualified. Unless the Day-to-Day Manager is removed pursuant to Section 5.5(c), a new Day-to-Day Manager may not be appointed without the unanimous affirmative vote of all Members. The Day-to-Day Manager shall be a Member, but need not be an individual, a resident of the State of Florida or a citizen of the United States.

         (b) RESIGNATION. The Day-to-Day Manager may not resign without the prior written approval of all the Members. The approved resignation of the Day-to-Day Manager shall not affect the Day-to-Day Manager's rights as a Member, and shall not constitute a withdrawal of the Day-to-Day Manager as a Member.

         (c) REMOVAL. Ashton shall cease to be the Day-to-Day Manager if Ashton (or its authorized successor) ceases to be a Member of the Company or ceases to beneficially own its Membership Interest, and, in such event, M/I shall have the sole right to remove Ashton and appoint a new Day-to-Day Manager. Otherwise, the Day-to-Day Manager may be removed only for "cause." For purposes of this Section 5.5(c), "cause" shall mean (i) the fraud, gross negligence, willful misconduct, embezzlement or bankruptcy of the Day-to-Day Manager or (ii) a breach of the Day-to-Day Manager's obligations as (A) a Member or (B) Day-to-Day Manager. Unless waived in writing by the non-managing Member, the Day-to-Day Manager shall be removed immediately upon the occurrence of such for "cause" event; provided, however, with respect to the for "cause" events under clause (ii) above such removal shall only be effective where the Day-to-Day Manager has failed to cure such breach within thirty (30) days following its receipt of notice from the non-managing Member of such for "cause" event, except for monetary breaches which must be cured within fifteen (15) days from receipt of such notice.

         Except as set forth above in this Section 5.5(c), the Day-to-Day Manager may only be removed upon the decision of all Members, in which event the Members shall, as a Major Decision, mutually agree upon a new Day-to-Day Manager within thirty (30) days of the removal of the previous Day-to-Day Manager and, if unable to do so, either party, as its sole remaining remedy, may exercise the buy-sell provisions of Section 12 hereof. Upon the removal of the Day-to-Day Manager, the Members shall account to each other with respect to all uncompleted business, and shall otherwise cooperate in good faith to effect an orderly transition of the management of the affairs of the Company. The party or parties appointing the new Day-to-Day Manager may enter into a contract on behalf of the Company with such new Day-to-Day Manager on such terms and conditions (including, without limitation, compensation) as are determined in the reasonable business judgment of the appointing party or parties. Upon its removal, any former Day-to-Day Manager shall deliver to the Company all books, records and other instruments in its possession or under its control relating to the Project. The removal of Ashton (or its authorized successor) as the Day-to-Day Manager shall not affect Ashton's (or such successor's) rights as a Member, and shall not constitute a withdrawal of Ashton (or such successor) as a Member; however, (a) such removed Day-to-Day Manager shall not receive any further payments of the fee set forth in Section 6.2 below and (b) upon any such removal, (i) M/I may appoint a new Day-to-Day Manager, and (ii) notwithstanding anything herein to the contrary, neither Ashton nor its authorized successor shall thereafter have any right to vote on Major Decisions or otherwise manage or participate in the business, affairs or management of the Company if Ashton is removed solely as a result of Ashton's fraud, willful misconduct, embezzlement or bankruptcy.

      5.6 MEMBERS HAVE NO DAY-TO-DAY MANAGERIAL AUTHORITY. The Members shall have no power to participate in the management of the Company except as expressly authorized by this Agreement.

      5.7 COMPETING ACTIVITIES. The Members and their respective Affiliates may engage or invest in, independently or with others, any business activity of any type or description, including, without limitation, those that might be the same as or similar to the Company's business and that might be in direct or indirect competition with the Company. Neither the

Company nor any Member shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom, and the fiduciary duties of the Members to each other and the Company shall be limited solely to those arising from the purposes of the Company described in Section 2.4 above. The Members shall not be obligated to present any investment opportunity or prospective economic advantage to the Company, even if the opportunity is of the character that, if presented to the Company, could be taken by the Company. The Members shall have the right to hold any investment opportunity or prospective economic advantage for their own account or to recommend such opportunity to persons other than the Company.

      5.8 THIRD PARTY RELIANCE. Any person not a party to this Agreement who shall deal with the Company shall be entitled to rely conclusively upon the power and authority of the Day-to-Day Manager as set forth herein.

      5.9 EMERGENCY SITUATIONS. Notwithstanding anything herein to the contrary, if the Day-to-Day Manager, in its reasonable business judgment, concludes that emergency repairs, replacements or other actions (including by way of example and not limitation, the signing of documents) are immediately necessary for the preservation or safety of persons or any portion of the Project (individually or collectively, an "Emergency Situation") and the Day-to-Day Manager, after using reasonably diligent efforts, is unable to consult with the non-managing Member prior to taking any action in such Emergency Situation, then the Day-to-Day Manager may take said action without the prior approval of the non-managing Member. If the Day-to-Day Manager takes such action by reason of an Emergency Situation, the Day-to-Day Manager shall notify the non-managing Member in writing as quickly as possible after the taking of such action, the reasons therefore and the cost thereof. The Members agree to cooperate to establish appropriate emergency notification procedures under this Agreement.

      6. COMPENSATION AND REIMBURSEMENTS TO MEMBERS.

         6.1 NO RIGHT TO COMPENSATION FOR SERVICES. Except as provided in this Agreement, no Member shall receive compensation for services rendered to the Company or for overhead expenses of any kind whatsoever. The fees to the Day-to-Day Manager set forth in this Section 6 are fees and not distributions for the purposes of this Agreement.

         6.2 MANAGER FEE. In consideration for the services to be performed hereunder by the Day-to-Day Manager in connection with its obligations set out in this Agreement, M/I shall pay the Day-to-Day Manager a fee (the "Manager Fee") equal to Three Hundred Dollars ($300.00) per Finished Lot distributed to M/I pursuant to this Agreement as and when such a Finished Lot is delivered. The Company anticipates having approximately 364 Finished Lots.

         6.3 EXPENSES. The Day-to-Day Manager shall be entitled to receive reimbursement from the Company for only those reasonable third-party costs and expenses actually incurred by the Day-to-Day Manager on behalf of the Company in accordance with the Approved Project Budget and Plan; provided, however, the Day-to-Day Manager shall not be entitled to any reimbursement or credit of any kind whatsoever for the costs and expenses incurred by the Day-to-Day Manager or any Affiliate of the Day-to-Day Manager in the performance of its obligations hereunder which are covered by the Manager Fee.

         6.4 COMMISSIONS, BROKER'S FEES, ETC. M/I and Ashton hereby represent and warrant to the other that such Member has employed no broker or finder in connection with the formation of the Company or acquisition of the Property. M/I and Ashton each agree to indemnify and hold the other harmless from and against any and all claims, liabilities, damages, losses and expenses (including, without limitation, attorneys' fees) arising from or in connection with such party's breach of the representation set forth in this Section 6.4.

      7. ALLOCATIONS OF NET PROFITS AND NET LOSSES AND DISTRIBUTIONS.

         7.1 TAX AND ACCOUNTING. The Members intend that the Company shall be treated as a "partnership" for Federal, state and local income and franchise tax purposes. In furtherance of the foregoing intention, the Company and (at the request of and at the direction of the Company) the Members shall take such actions as may be required in order to give affect to such intent. Under no circumstance shall the Company or any Member take any action that is inconsistent with the foregoing intention.

         7.2 ALLOCATIONS OF LOSSES. Except to the extent provided in Section 7.4, if there shall be taxable losses of the Company for a fiscal year of the Company, such taxable losses shall be allocated between the Members in the following order:

            (i) first, to the Members (in proportion to the amounts of losses to be allocated in accordance with this Section 7.2(i)) until there have been allocated to each Member losses equal to the excess, if any, of (X) the cumulative amount of income allocated to such Member pursuant to Section 7.3(iii) hereof through and including such fiscal year; and (Y) the cumulative amount of losses allocated to such Member pursuant to this Section 7.2(i) through and including such fiscal year;

            (ii) next, to the Members to cause, to the extent possible, their respective Capital Account balances to be in proportion to their then respective Percentage Interests; and

            (iii) next, to the Members, in accordance with their then respective Percentage Interests.

         7.3 ALLOCATIONS OF INCOME. Except to the extent provided in Section 7.4, if there shall be taxable income of the Company for a fiscal year of the Company, such taxable income shall be allocated between the Members in the following order:

            (i) first, to the Members (in proportion to the amounts of income to be allocated in accordance with this Section 7.3(i)) until there shall have been allocated to each Member income equal to the excess, if any, of (X) the cumulative amount of losses allocated to such Member pursuant to Section 7.2(iii) hereof through and including such fiscal year; and (Y) the cumulative amount of income allocated to such Member pursuant to this
Section 7.3(i) through and including such fiscal year;

            (ii) next, to the Members to cause, to the extent possible, their respective Capital Account balances to be in proportion to their then respective Percentage Interests; and

            (iii) next, to the Members, in accordance with their then respective Percentage Interests.

         7.4 SPECIAL ALLOCATIONS.

            (a) QUALIFIED INCOME OFFSET. If any Member unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) in any fiscal year or other period which would cause such Member to have a deficit Capital Account balance as of the end of such fiscal year or other period, items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income and gain) shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the deficit Capital Account balance of such Member as quickly as possible. This
Section 7.4(a) is intended to comply with the qualified income offset provision in Regulations Section 1.704-1(b)(2)(ii)(d), and shall be interpreted consistently therewith.

            (b) COMPANY MINIMUM GAIN CHARGEBACK. If there is a net decrease in "Partnership Minimum Gain" (as determined in accordance with the principles of Regulation Section 1.704-2(d)) during a Company fiscal year or other period, each Member shall be allocated items of Company income and gain for such fiscal year or other period (and, if necessary, for subsequent fiscal years or periods) in proportion to, and to the extent of, such Member's share of such net decrease, except to the extent such allocation would not be required by Regulations Section 1.704-2(f). The amounts referred to in this Section 7.4(b) and the items to be so allocated shall be determined in accordance with Regulations Section 1.704-2. This Section 7.4(b) is intended to constitute a "minimum gain chargeback" provision as described in Regulations Section 1.704-2(f), and shall be interpreted consistently therewith and with Regulation
Section 1.704(e)(3).

            (c) MEMBER NONRECOURSE DEBT MINIMUM GAIN CHARGEBACK. If there is a net decrease in "Partner Nonrecourse Debt Minimum Gain" (as defined in Regulation Section 1.704-2(i)(2)) during a Company fiscal year or other period, each Member shall be allocated items of Company income and gain for such fiscal year or other period (and, if necessary, for subsequent fiscal years or periods) equal to such Member's share of such net decrease, except to the extent such allocation would not be required by Regulations Section 1.704-2(i)(4). The amounts referred to in this Section 7.4(c) and the items to be so allocated shall be determined in accordance with Regulations Section 1.704-2. This Section 7.4(c) is intended to comply with the minimum gain chargeback requirement contained in Regulations Section 1.704-2(i)(4), and shall be interpreted consistently therewith.

            (d) MEMBER NONRECOURSE DEDUCTIONS. "Partner Nonrecourse Deductions" (as defined in Regulation Section 1.704-2(b)(1)) for any fiscal year or other period shall be specially allocated to the Members who bear the economic risk of loss for the Partner Nonrecourse Debt (as defined in Regulations Section 1.704-2(b)(4)) to which such Member Nonrecourse Deductions are attributable, as provided in Regulations Section 1.704-2(i)(1).

            (e) NONRECOURSE DEDUCTIONS. Nonrecourse Deductions for any fiscal year shall be allocated to the Members in accordance with their respective Percentage Interests.

            (f) EXCESS NONRECOURSE LIABILITIES. Nonrecourse Debts of the Company which constitute "Excess Nonrecourse Liabilities" (as defined in Regulations
Section 1.704-2(b)(3)) shall be allocated among the Members in accordance with their respective Percentage Interests.

            (g) ORDERING RULES. Anything contained in this Agreement to the contrary notwithstanding, allocations for any fiscal year or other period of Nonrecourse Deductions or Member Nonrecourse Deductions, or of items required to be allocated pursuant to the minimum gain chargeback requirements contained in
Section 7.4(b) and Section 7.4(c) hereof, shall be made before any other allocations hereunder.

            (h) SECTION 704(C) ALLOCATIONS. Notwithstanding Section 7.2 and 7.3, the gain or loss for federal income tax purposes from the sale or other disposition of Finished Lots and parcels at the Project shall be allocated to the Members in accordance with the requirements of Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, using the traditional method of allocations contained in Section 1.704-3(b) of the Treasury Regulations and based upon the fair market values set forth in Section 3.1. Any gain or loss in excess of the amount allocated pursuant to the preceding sentence shall be allocated between the Members as provided in Section 7.2 or
Section 7.3, as the case may be.

         7.5 NO NEGATIVE CAPITAL ACCOUNT MAKEUP. No Member shall have any obligation to contribute funds to bring any negative balance in its Capital Account to zero.

         7.6 ORDER OF DISTRIBUTION OF AVAILABLE CASH. Available Cash may be distributed to the Members pro rata in accordance with their respective Percentage Interests at such times, and in such amounts as reasonably determined by the Day to Day Manager; provided, however, that Available Cash shall not be distributed without the consent of the non-Managing Members), which consent shall not be unreasonably withheld or delayed.

         7.7 FORM OF DISTRIBUTION. A Member has no right to demand and receive any distribution from the Company in any form other than the Finished Lots except as otherwise provided herein.

         7.8 RETURN OF DISTRIBUTIONS. Except for distributions made in violation of the Act or this Agreement, no Member shall be obligated to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company.

The amount of any distribution returned to the Company by a Member or paid by a Member for the account of the Company or to a creditor of the Company pursuant to the previous sentence shall be added to the account or accounts from which it was subtracted when it was distributed to the Member.

      8. DISSOLUTION AND WINDING UP.

         8.1 DISSOLUTION. The Company shall be dissolved, its assets shall be disposed of, and its affairs wound up on the first to occur of the following:

            (a) upon the sale or distribution of all or substantially all of the assets of the Company including the distribution of all Finished Lots to the Members and conveyance of any common areas to the homeowners association, and the collection by the Company of any and all cash and other assets derived therefrom; or

            (b) an election to dissolve the Company made in writing by all the Members.

         8.2 WINDING UP. Upon the occurrence of any event specified in Section 8.1, the Members shall determine the manner in which the affairs of the Company shall be wound up (which may include the sale of any remaining portion of the Property). The Company shall engage in no further business thereafter other than that necessary to wind up the business and distribute the assets. The Company shall continue to allocate profits and losses during the winding up period in the same manner as such amounts were divided before dissolution.

         8.3 ORDER OF PAYMENT OF LIABILITIES UPON DISSOLUTION. After determining that all debts and liabilities of the Company in the process of winding-up, debts and liabilities to Members and other parties who are creditors of the Company, and the repayment of construction or other loans to the Company have been paid or adequately provided for, the remaining assets shall be distributed to the Members in accordance with Section 7.6 above.

         8.4 LIMITATIONS ON PAYMENTS MADE IN DISSOLUTION. Each Member shall only be entitled to look solely to the assets of the Company for the return of its positive Capital Contribution, and shall have no recourse for the return of its Capital Contribution and/or share of net profits (upon dissolution or otherwise) against the Day-to-Day Manager or any Member.

         9. TRANSFER OF INTEREST.

         9.1 TRANSFER AND ASSIGNMENT OF INTERESTS. A Member shall not transfer, assign, convey, sell, encumber or in any way alienate (collectively, "Transfer") all or any part of its Membership Interest without the prior written consent of the other Member(s), except as otherwise provided herein. Transfers in violation of this Section 9.1 shall be null and void ab initio. After the consummation of any Transfer of any part of a Membership Interest, the Membership Interest so transferred shall continue to be subject to the terms and provisions of this Agreement and any further Transfers shall be required to comply with all the terms and provisions of this Agreement.

         9.2 FURTHER RESTRICTIONS ON TRANSFER OF INTERESTS. In addition to other restrictions found in this Agreement, no Member shall Transfer all or any part of such Member's Membership Interest without compliance with all applicable federal and state securities law.

         9.3 SUBSTITUTION OF MEMBERS. An assignee of a Membership Interest shall have the right to become a substitute Member only if (i) the requirements of this Section 9 are satisfied, (ii) the assignee executes an instrument satisfactory to all of the Members accepting and adopting the terms and provisions of this Agreement, (iii) the Assignee pays any reasonable expenses incurred by the Company in connection with its admission as a new Member, and
(iv) the other Member consents in writing to the substitution in its sole and absolute discretion.

         9.4 PERMITTED TRANSFERS. Notwithstanding the restrictions set forth in Sections 9.1 or 9.3, a Member shall have the right without the consent of the other Member to Transfer all or a portion of its Membership Interest to an Affiliate; provided, however, that for so long as Ashton is the Day-to-Day Manager, any such Transfer by Ashton must be to an Affiliate approved by M/I in writing, which approval shall not be unreasonably withheld, delayed or denied. The admission of a Member's Affiliate as a substitute Member in place of such Member shall not result in the release of the Member who assigned the Membership Interest from any liability or obligations that such Member may have to the Company.

         9.5 RIGHT OF FIRST REFUSAL. Notwithstanding the restrictions set forth in Sections 9.1 or 9.3, M/I grants to Ashton and Ashton grants to M/I the right of first refusal to purchase the other party's Membership Interest in the Company on the following terms and conditions:

            (a) Each party's right of first refusal shall be exclusive and neither party shall grant similar or the same right to any other;

            (b) If M/I or Ashton, directly or indirectly, enter into a bona fide, arms length and binding agreement to sell its Membership Interest in the Company (the "Notifying Party's Agreement"), such party shall notify ("Notifying Party") the other party (the "Receiving Party") that the Notifying Party entered into such Notifying Party's Agreement, which notice to be valid must include a complete and legible copy of the Notifying Party's Agreement, including all exhibits and any other terms and conditions applicable to the Notifying Party's Agreement;

            (c) The Receiving Party shall have thirty (30) days following the Receiving Party's receipt of the Notifying Party's notice (which notice shall not be deemed sufficient unless it complies with the terms and conditions of this Agreement) to elect to accept the terms and conditions of the Notifying Party's Agreement, except as set forth below, by delivering written notice thereof to the Notifying Party on or before the end of such thirty (30) days; notwithstanding the foregoing, however, if the Receiving Party elects to accept the terms and conditions of the Notifying Party's Agreement, the Receiving Party shall have the further right to purchase the Membership Interest of the Notifying Party for a purchase equal to the lesser of (i) the purchase price for the Notifying Member's Membership Interest as set forth in the Notifying Party's Agreement and (ii) the amount allocated to such Notifying Party's Capital Account.

            (d) If the Receiving Party elects in its sole discretion not to (or fails to) accept the terms of the Notifying Party's Agreement, the Notifying Party shall be free to sell the Notifying Party's Membership Interest in the Company under the terms and conditions of the Notifying Party's Agreement but only so long as (i) the transaction contemplated by the Notifying Party's Agreement closes within ninety (90) days from the date of the Notifying Party's receipt of the Receiving Party's election not to accept the Notifying Party's Agreement (regardless of any contrary terms of the Notifying Party's Agreement) and (ii) such closing occurs on substantially the same terms and conditions under the Notifying Party's Agreement (without limiting the generality of the foregoing, a reduction of the purchase price under the Notifying Party's Agreement of greater then two percent (2%) shall be deemed a substantial change in the Notifying Party's Agreement);

            (e) If the Receiving Party elects not to accept the Notifying Party's Agreement and the transaction described in the Notifying Party's Agreement fails to timely close or to close on the conditions herein required for any reason, then the Receiving Party's right of first refusal shall be deemed reinstated and the Notifying Party shall not be entitled to close under the Notifying Party's Agreement or any other agreement without re-offering or offering the Notifying Party's Agreement or such other to the Receiving Party;

            (f) A Notifying Party shall not be entitled to sell less than one hundred percent (100%) of its Membership Interest in the Company;

            (g) Delivery of any notice required hereunder by the Notifying Party or Receiving Party shall be made in writing under the terms required for delivery of notice hereunder;

            (h) A direct or indirect transfer of an interest in the Property that does not strictly comply with the terms and conditions of this Agreement shall not terminate the non-transferring party's right of first refusal; and

            (i) If the Receiving Party accepts the terms of the Notifying Party's Agreement but fails to close as required, then the Notifying Party's sole and exclusive remedy shall be to either enforce an action for specific enforcement and receive its costs of such action or to terminate the Receiving Party's right of first refusal as agreed upon liquidated damages.

   10. ACCOUNTING, RECORDS, REPORTING BY MEMBERS.

      10.1 BOOKS AND RECORDS. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, on an accrual basis by the Day-to-Day Manager in accordance with generally accepted accounting principles. The books and records of the Company shall reflect all the Company transactions and shall be appropriate and adequate for the Company's business. The Company shall maintain at its principal office in Florida all of the following:

            (a) A current list of the full name and last known business or residence address of each Member set forth in alphabetical order, together with the Capital Contributions, Capital Account and Percentage Interest of each Member;

            (b) A copy of the Articles and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Articles or any amendments thereto have been executed;

            (c) A copy of this Agreement and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;

            (d) Copies of the Company's federal, state, and local income tax or information returns and reports, if any, for the six (6) most recent taxable years;

            (e) Copies of the financial statements of the Company, if any, for the six (6) most recent fiscal years; and

            (f) The Company's books and records as they relate to the internal affairs of the Company for at least the current and past four (4) fiscal years.

      10.2 INSPECTION. Each Member has the right, upon reasonable written request to the Day-to-Day Manager (made at least five (5) business days prior to such Member's intent to exercise their rights under this Section 10.2) for purposes reasonably related to the interest of the Person as Member, to inspect and copy during normal business hours any of the Company records described in Sections 10.1.

      10.3 FINANCIAL STATEMENTS AND OTHER REPORTS.

            (a) ANNUAL FINANCIAL STATEMENTS. At the expense of the Company, the Day-to-Day Manager shall provide each Member with financial statements of the Company prepared by a certified public accounting firm selected by the Members, within ninety (90) days after the completion of the Company's fiscal year. In the event of a dispute between the Members regarding the Company's financial statements, either Member has the right to require that the financial statements of the Company be audited by a certified public accounting firm selected by the Member desiring such audited financial statements (an "Audit"). The cost of any such Audit shall be paid by the Company; provided, however, if any such Audit is not, in the opinion of such accounting firm, materially different than the unaudited financial statements of the Company, then the Audit shall be paid by the Member which requested such Audit and such Member shall also pay to the Day-to-Day Manager a liquidated amount equal to the cost of such audit to offset the time and expense of the Day-to-Day Manager in connection with such audit.

            (b) QUARTERLY FINANCIAL REPORTS. The Day-to-Day Manager shall, by the 15th day of each calendar quarter during the term of the Company, prepare, or cause to be prepared, and deliver to the Members a balance sheet showing the assets and liabilities of the

Company as of the last day of the previous calendar quarter, an income statement presenting the results of the operations of the Company for such quarter. On a quarterly basis, Day-to-Day Manager shall prepare and deliver to the members a job cost report for the Project which shall include all Project costs incurred to the then current date, a variance schedule showing any deviations from the cost line items provided for in the Approved Project Budget and Plan and a year to date summary of such operations and, if requested by any Member, a statement of sources and applications of funds.

            (c) FILINGS. The Day-to-Day Manager, at Company expense, shall cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities. The Day-to-Day Manager, at Company expense, shall also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, amendments to, or restatements of the Articles and all reports required to be filed by the Company with those entities under the Act or other then current applicable laws, rales, and regulations.

            (d) ACCOUNTING DECISIONS. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Members jointly.

      10.4 TAX MATTERS PARTNER. The Day-to-Day Manager shall be the "tax matters partner" of the Company as such term is defined in Section 6231(a)(7) of Code (the "Tax Matters Partner"), and it shall serve as such at the expense of the Company with all powers granted to a tax matters partner under the Code. The Tax Matters Partner shall use its commercially reasonable efforts to prepare and file on a timely basis, with due regard to extensions, all tax and information returns that the Company may be required to file, all at Company expense. No tax or information return shall be filed unless approved by the Members, such approval not to be unreasonably withheld or delayed. Each Member shall give prompt notice to each other Member of any and all notices it receives from the Internal Revenue Service concerning the Company, including any notice of audit, any notice of action with respect to a revenue agent's report, any notice of a 30-day appeal letter and any notice of a deficiency in tax concerning the Company's federal income tax return. The Tax Matters Partner shall, at Company expense, furnish each Member with status reports regarding any negotiation between the Internal Revenue Service and the Company, and each such Member, if it so requests, may participate in such negotiation. The Tax Matters Partner shall not enter into any settlement with any taxing authority (federal, state or local) or extend the statute of limitations on behalf of the Company or the Members without the approval of all Members.

      11. INVESTMENT REPRESENTATIONS.

      11.1 REPRESENTATIONS AND WARRANTIES. Each Member hereby represents and warrants to the Company and each other Member as follows:

            (a) AUTHORIZATION. The Member is duly organized, validly existing, and in good standing under the law of its state of organization and that it has full power and authority to execute and agree to this Agreement and to perform its obligations hereunder and that all actions necessary for the due authorization, execution, delivery and performance by that Member of this Agreement have been duly taken.

            (b) COMPLIANCE WITH OTHER INSTRUMENTS. The Member's authorization, execution, delivery, and performance of this Agreement do not conflict with any other agreement or arrangement to which such Member is a party or by which it is bound.

            (c) PURCHASE ENTIRELY FOR OWN ACCOUNT. The Member is acquiring its Membership Interest in the Company for the Member's own account for investment purposes only and not with a view to or for the resale, distribution, subdivision or fractionalization thereof and has no contract, understanding, undertaking, agreement or arrangement of any kind with any person to sell, transfer or pledge to any person its interest or any part thereof nor does such Member have any plan to enter into any such agreement.

            (d) INVESTMENT EXPERIENCE. By reason of its business or financial experience, the Member has the capacity to protect its own interest in connection with the transactions contemplated hereunder, is able to bear the risks of an investment in the Company, and at the present time could afford a complete loss of such investment.

            (e) DISCLOSURE OF INFORMATION. The Member is aware of the Company's business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire an interest in the Company.

            (f) FEDERAL AND STATE SECURITIES LAWS. The Member acknowledges that the Membership Interests have not been registered under the Securities Act of 1933 or any state securities laws, inasmuch as they are being acquired in a transaction not involving a public offering, and, under such laws and subject to the transfer restrictions set forth in Article 9 may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements. In this connection, the Member represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act of 1933.

      11.2 REPRESENTATIONS AND WARRANTIES OF ASHTON. In addition to the representations, warranties set forth in Section 11.1 above, and as an inducement to M/I to enter into this Agreement, Ashton represents and warrants to M/I that:

      (a) The Pulte Contract has been duly and validly assigned to the Company by Ashton and, to Ashton's knowledge, neither the seller nor the purchaser therein is now or ever has been in default thereunder and all payments due to be made thereunder have been paid in full;

      (b) To Ashton's knowledge: no dispute currently exists between the seller and purchaser or any other party with respect to the Pulte Contract; no condition has been discovered upon the land or exists with respect thereto which would result in a default or give either party the right to terminate the Pulte Contract; and, to Ashton's actual knowledge, there are no title, survey, soil, environmental, governmental or other condition exists which would materially and adversely effect the development of the Property in accordance with, and as contemplated, herein and in the Pulte Contract;

      (c) To Ashton's actual knowledge, there are no actions, suits, proceedings or investigations pending or threatened with respect to the Pulte Contract, the Property or the Project;

      (d) No notices have been received by Ashton from any governmental authority that the Project or Property is in violation of any Laws and, to Ashton's knowledge, the Property can be developed as contemplated herein and in the Pulte Contract;

      (e) To Ashton's knowledge, neither this Agreement or any related document, exhibit or schedule attached hereto prepared or furnished by Ashton contains an untrue statement in material fact or misstates a material fact relating to the Property, the Project or the Pulte Contract.

      (f) Prior to M/I acquiring the M/I Interest: no other party other than Ashton owned or controlled any interest in and to the equity or Membership Interests of the Company; and the Company has no employees or consultants and no assets or liabilities other than those contemplated by the Pulte Contract and this Agreement.

      11.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties herein shall survive the execution and delivery of this Agreement, the formation of the Company and the dissolution and final liquidation of the Company.

   12. BUY/SELL.

      12.1 PUT/CALL OFFERING NOTICE. A Member (the "Initiating Member") shall have the right to invoke the provisions of this Section 12 by giving written notice (the "Offering Notice") to the other Member (the "Responding Member") of its intent to rely on this Section 12 and to purchase all, but not less than all, of the Responding Member's Membership Interest only under the following circumstances: (i) By the non-defaulting Member, if at any time a Member is in default hereunder and more than thirty (30) days have elapsed since such non-defaulting Member has given written notice thereof to such defaulting Member and such default has not been cured, or (ii) as otherwise provided in this Agreement, including Sections 3.2(c), 5.5(c) and 14.10(b). In any such event, the provisions set forth in this Section 12 shall apply. The Initiating Member shall specify in its Offering Notice the all cash purchase price per percent of Percentage Interest ("Purchase Price") at which the Initiating Member would be willing to purchase all the Responding Member's Membership Interest.

12.2 EXERCISE OF PUT/CALL. Within 30 days after the delivery date of the Offering Notice, the Responding Member shall then be obligated either to:

            (a) Sell to the Initiating Member its Membership Interest for the Purchase Price times its Percentage Interest; or

            (b) Purchase the Membership Interest of the Initiating Member for the Purchase Price times the Initiating Member's Percentage Interest.

      The Responding Member shall notify the Initiating Member of its election (the "Election Notice") within thirty (30) days after the date of its receipt of the Offering Notice. In the event the Responding Member fails to give such notice within the required time period, the Initiating Member shall purchase the Responding Member's Membership Interest according to the terms of this Section
12. For purposes of this Section 12 the term "Purchasing Member" shall mean the Member who is obligated to purchase the other Member's Membership Interest (whether such Member is the Initiating Member or the Responding Member) and the term "Selling Member" shall mean the Member who is obligated to sell its Membership Interest to the Purchasing Member.

      12.3 DESIGNEE; FINANCING. In the event that any Member purchases the other Member's Membership Interest pursuant to this Section 12, such Purchasing Member shall be entitled to designate any third party to be the transferee of such interest or obtain financing from any third party with respect to such purchase, provided that the foregoing shall not be a condition to or delay any transaction described in this Section 12.

      12.4 CLOSING.

            (a) The Members shall meet and exchange documents and pay any amounts due, and otherwise do all things necessary to conclude the transaction set forth herein at the closing of such purchase (the "Closing"). The Closing shall occur in Florida at the office of the Selling Member's legal counsel at 1:00 p.m. on the date specified in the Responding Member's Election Notice, which date shall not be more than thirty (30) days after the date of delivery of the Election Notice (or the date such Election Notice was due if no Election Notice was timely given). At the Closing, the Selling Member shall deliver to the Purchasing Member a duly executed assignment of its Membership Interest and shall also, upon the request of the Purchasing Member, concurrently therewith (or at any time and from time to time thereafter) execute and deliver such other customary documents and records as the Purchasing Member reasonably requests to conclude the Closing and to transfer ownership, title and control of the Membership Interest (including, but not limited to, execution, in recordable form, of amended Articles). The Purchasing Member shall deliver to the Selling Member cash in an amount determined pursuant to Section 12.2 (less the amount of any outstanding debt owed by the Selling Member to the Purchasing Member (or an Affiliate of the Purchasing Member)) for the full amount of the consideration, if any, for such Membership Interest, and shall deliver any other documents necessary from the Purchasing Member to conclude the Closing. The Selling Member shall transfer its Membership Interest free of all liens or encumbrances. Further, at the Closing, and as an express condition to the Selling Member's obligation to transfer its Membership Interest pursuant to this Section 12, the Selling Member and/or its Affiliates shall have been released from its liability under any third-party loans to the Company and any guarantees made in connection therewith. If a Company creditor refuses to so release the Selling

Member and/or its Affiliates, the Purchasing Member shall indemnify the Selling Member and/or its Affiliates from liability to any Company creditor. In furtherance thereof, the Purchasing Member shall provide or shall cause one of its Affiliates to provide guarantees or such other security as reasonably requested by Selling Member.

            (b) If the Purchasing Member fails to close as aforesaid, in addition to any other remedies available at law or in equity, the Selling Member shall have the right, exercisable by written notice to the Purchasing Member given within thirty (30) days of the date set for the Closing, to purchase under this Section 12 the Membership Interest of the Purchasing Member. If the Selling Member exercises such option, the Purchase Price used shall be seventy-five percent (75%) of the Purchase Price the Purchasing Member was obligated to pay at the originally scheduled Closing.

      13. FINISHED LOT DISTRIBUTION. Subject to the terms and conditions of this Agreement, each Member shall be allocated the Finished Lots owned by the Company from time to time, which Finished Lots shall be allocated in accordance with the Members' respective Percentage Interests and as set forth on EXHIBIT "D" attached hereto (EXHIBIT "D" to be adjusted as necessary should the respective Percentage Interests of the Members change). Each Member shall be responsible for all its customary closing costs associated with such allocation and distribution. The Finished Lots shall be distributed to the Members in two phases, Phase I and Phase II. Should the Members agree to a disproportionate distribution of Phase I Finished Lots, then the distribution of the Phase II Finished Lots shall be adjusted accordingly such that the total number of Finished Lots distributed to each Member were allocated in accordance with the Members' respective Percentage Interests. Should such reallocation of Phase I Finished Lots occur following the Company's distribution of such Phase I Finished Lots to the Members, the Members shall divide all customary closing costs associated with such transfer equally. The Members' failure to agree upon any disproportionate distribution shall not invoke the provisions of Section 14.10(b). The Members agree that all Finished Lots shall have an equal value.

      14. MISCELLANEOUS.

      14.1 NOTICES. Any notice which a party is required or may desire to give the other party shall be in writing and may be personally delivered, delivered by telecopy or given by United States certified mail, return receipt requested, addressed as follows (subject to the right of a party to designate a different address for itself by notice similarly given):

TO ASHTON:                                    Ashton Tampa Residential, LLC
                                              500 N. Westshore Boulevard
                                              Suite 1020
                                              Tampa, Florida 33609
                                              Attn: Mr. James D. Bowen
                                              Facsimile No.: (813) 281-0242

And:                                          Ashton Woods Homes
                                              1080 Holcomb Bridge, Building 200,

                                              Suite 350
                                              Roswell, Georgia 30076
                                              Attn.: Thomas Krobot
                                              Facsimile No.: (770) 998-7494

And:                                          Charles H. Carver, Esquire
                                              Ward Rovell, Professional
                                              Association
                                              101 E. Kennedy Blvd, Suite 4100
                                              Tampa, Florida 33602
                                              Facsimile No.: (813) 222-8701

TO M/I:                                       M/I Homes of Tampa, LLC
                                              4904 Eisenhower Blvd., Suite 150
                                              Tampa, Florida 33634
                                              Attention: Fred Sikorski
                                              Area President
                                              Facsimile No. (813) 290-8203

And:                                          M/I Homes of Tampa, LLC
                                              c/o Tom Mason, Esq.
                                              General Counsel
                                              3 Easton Oval, Suite 500
                                              Columbus, Ohio 43219
                                              Telephone: (614)418-8000
                                              Facsimile: (614)418-8622

And:                                          Lee E. Nelson, Esquire
                                              Williams Schifino Mangione &
                                              Steady, P.A.
                                              One Tampa City Center, Suite 2600
                                              Tampa, Florida 33602
                                              Facsimile No.: (813) 221-7335

Any notice so given by United States mail shall be deemed to have been given on the third day after the same is deposited in the United States mail as a certified matter, return receipt requested, addressed as above provided, with postage thereon fully prepaid. Any notice not given by certified mail as aforesaid shall be deemed to be given upon actual receipt of the same by the party to whom the same is to be given, provided that the refusal by such party to receive any such notice shall be deemed such party's receipt of the same.

      14.2 ENTIRE AGREEMENT This Agreement, together with the exhibits attached hereto, represents the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, writings or understandings between the parties with respect to the subject matter hereof. Except as otherwise expressly provided herein, no amendment or modification to this Agreement shall be binding unless it shall be in writing and signed by all Members.

      14.3 BINDING EFFECT. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the Members and their respective successors and assigns This Agreement may be executed by facsimile and in any number of counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute one and the same instrument. This Agreement, and any amendment thereof, shall not be effective as against M/I unless executed and delivered by at least one of the following officers on behalf of M/I (collectively, the "Authorized Officers"): Robert H. Schottenstein, its Chief Executive Officer and President; Steven Schottenstein, its Chief Operating Officer; Phillip G. Creek, its Senior Vice President, Chief Financial Officer and Treasurer; J. Thomas Mason, Senior Vice President, General Counsel, and Timothy C. Hall, Jr, its Vice President, Assistant General Counsel and Assistant Secretary. Execution and delivery by any one in addition to, or in lieu of, any of the Authorized Officers may be for M/Ts convenience but is not to be relied upon or effective as against M/I unless, as noted above, at least one of the Authorized Officers also executes and delivers this Agreement or any amendment thereof; provided, however, the foregoing shall not limit M/I's right, through a duly adopted resolution of M/I, to add to, reduce or substitute the above named Authorized Officers for any general or special purpose.

      14.4 PARTIES IN INTEREST. Nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any Persons other than the Members and their respective successors and assigns nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

      14.5 PRONOUNS; STATUTORY REFERENCES. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require. Any reference to the Code, the Act, or other statutes or laws will include all amendments, modifications, or replacements of the specific sections and provisions concerned.

      14.6 HEADINGS. All headings herein are inserted only for convenience and case of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

      14.7 INTERPRETATION, BUSINESS DAYS. In the event any claim is made by any Member relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Member or its counsel. The term "Business Days" as used herein shall mean all days other than Saturdays, Sundays and Federal or State of Florida holidays.

      14.8 REFERENCES TO THIS AGREEMENT/APPROVALS. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated. Except as otherwise expressly stated herein, all consents and approvals by any party hereto shall be in the sole and absolute discretion of such party.

      14.9 GOVERNING LAW/JURISDICTION. The laws of the State of Florida shall govern the interpretation and effect of this Agreement. Each Member hereby consents to the exclusive jurisdiction of the state courts sitting in Florida in any action on a claim arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each Member further agrees that personal jurisdiction over it may be effected by service of process by certified mail addressed as provided in Section 14 of this Agreement, and that when so made shall be as if served upon him or her personally within the State of Florida.

      14.10 DISPUTED MATTERS.

      (a) In the event of a dispute ("Dispute") under this Agreement, the parties (collectively, the "Parties") intend that, prior to the commencement of any litigation proceedings, the Parties shall meet at the offices of a mutually acceptable engineer or attorney, as appropriate, to attempt to resolve any Dispute. The Parties shall have such a resolution meeting within ten (10) business days of written notice to the other Party invoking any Dispute provision, although there shall be no requirement that the meeting last for any length of time or to have further meetings. Each Party must appoint a duly authorized representative at each resolution meeting and the Parties must negotiate with diligence and in good faith to avoid any further Dispute. The Parties intend that M/I shall not delay or materially and adversely impact the construction or timing of the construction of Ashton's intended projects in connection with this Agreement. Likewise, the parties intend that Ashton shall not delay or materially and adversely affect any of M/I's projects in connection with this Agreement. Therefore, each Party has a mutual and identifiable interest in the timely, good faith and diligent cooperation between each other to ensure that each Party can pursue its projects in an orderly, cost-effective and timely manner. Notwithstanding anything in this Agreement to the contrary, if any Dispute remains unresolved, in whole or in part, after the initial meeting described above, any such continuing Dispute shall be resolved by binding arbitration, as hereinafter described. Within ten (10) days of written demand by one Party to the other requiring binding arbitration, each Party shall appoint a designated arbitrator with a minimum of seven (7) years of substantial experience in the Tampa, Florida, single-family development market, including, without limitation, an engineer, land planner, residential developer or attorney, provided any such proposed arbitrator shall not be affiliated with any party to this Agreement or involved in any transaction with the nominating party. Each Party shall notify the other as to the name and address of the nominated arbitrator within such ten (10) day period after any Party delivers written notice to the other Party demanding binding arbitration. The two (2) nominated arbitrators shall, during the following ten (10) days, meet and agree upon a third (3rd) arbitrator that is acceptable to both of the arbitrators appointed by M/I and Ashton, provided any such third arbitrator must also satisfy the requirements set forth above as to experience, non-affiliation and non-involvement. Within twenty (20) days of the selection of a third arbitrator, the three (3) arbitrators (collectively, the

"Arbitrators") shall make a determination on the merits of the dispute (the "Final Decision"), which Final Decision shall be made in writing. Each Party shall cooperate with the Arbitrators as they require. The Final Decision will be final and binding on M/I and Ashton for all purposes. When prepared to issue a ruling, the Arbitrators shall first so inform the Parties, who will have ten
(10) business days to resolve the Dispute by a binding agreement between them. If the Parties resolve the Dispute, the Arbitrators will not make any award. If the Parties do not resolve the Dispute in such ten (10) business day period, the Arbitrators shall issue a written ruling on the eleventh (11th) day following the notification to the Parties that the Arbitrators were prepared to issue a ruling. The Arbitrators' written decision will resolve the Dispute, will include written statements of fact and conclusions of law, and will be final and binding. The phrase "final and binding" shall mean that it is not subject to any further controversy and may not be the subject of any lawsuit or other action between the Parties, shall not be appealable and that the Parties shall fully and timely implement the Final Decision. No Party may petition a court to correct or vacate the Final Decision. Any Final Decision will not prohibit either Party from later determining that a Dispute of the same or similar nature has occurred. Each Party will bear its own costs in connection with the arbitration until such time as a Final Decision is issued. Thereafter, the prevailing Party, as determined by the Arbitrators, will be entitled to recover all costs and reasonable attorneys' fees from the non-prevailing Party or such portion thereof as determined by the Arbitrators. If the Arbitrators do not make a determination of a prevailing Party pursuant to their Final Decision, then in that event, the Parties shall equally divide the costs and fees of the arbitration proceedings. A court of competent jurisdiction shall be directed to give full effect to the Parties' desire that the Final Decision in fact be final and binding.

      (b) Should the Members be unable to agree upon any item requiring all Members' approval such as, by way of example and not of limitation, Major Decisions, but specifically excluding amendment of this Agreement or as otherwise provided in this Agreement, the Members shall meet and confer for a period of at least fifteen (15) days in an attempt to resolve such disagreement. If after such 30-day period, the Members have still not come to an agreement on the item in question, they shall enter into non-binding mediation for a period not to exceed thirty (30) days (commencing from the expiration of such previous 15-day period) in an attempt to resolve the disagreement. If after such process, the Members are still in disagreement, then either Member may invoke the provisions of Section 12. During such periods of negotiation and mediation, the Members shall continue to comply with their respective obligations.

      14.11 EXHIBITS. All Exhibits attached to this Agreement are incorporated and shall be treated as if set forth herein.

      14.12 SEVERABILITY. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid shall not be affected thereby.

      14.13 ADDITIONAL DOCUMENTS AND ACTS. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

      14.14 NO INTEREST IN COMPANY PROPERTY; WAIVER OF ACTION FOR PARTITION. No Member has any interest in specific property of the Company. Without limiting the foregoing, each Member irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to the property of the Company. This section is not intended, nor shall it serve, to limit the Day-to-Day Manager's right to the Manager Fee.

      14.15 MULTIPLE COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

      14.16 TIME IS OF THE ESSENCE. All dates and times in this Agreement are of the essence.

      14.17 REMEDIES CUMULATIVE; WAIVER OF RIGHT TO JURY TRIAL. The remedies under this Agreement are cumulative and shall not exclude any other remedies to which any Person may be lawfully entitled. To the greatest extent allowed by applicable law, each Member hereby knowingly, irrevocably and voluntarily waives any right any such Member may have to the right to a jury trial under any applicable law. The waiver was specifically bargained for and agreed to as part of the basis of the transaction herein contemplated.

      14.18 COMPANY INDEMNIFICATION. The Company shall (to the extent of the Company's assets only) indemnify, defend and protect each Member and each Member's respective partners, members, shareholders, officers, directors, employees and agents from any losses, liabilities, damages, costs and expenses (including, without limitation, reasonable attorney's fees and disbursements) incurred by a Member or its respective officers, directors, employees and agents by reason of its acts or omissions which are for or on behalf of the Company, except for the failure of such Member or its respective partners, shareholders, officers, directors, employees and agents to act in accordance with the terms of this Agreement, or fraud, willful misconduct, gross negligence or any breach of a fiduciary duty by such Member or its respective partners, shareholders, officers, directors, employees and agents.

      15. MEMBER'S RIGHT TO PURCHASE FINISHED LOTS. In the event either Member desires to sell or transfer any Finished Lot distributed to it hereunder prior to its construction of a residence thereon (a "Transferring Member"), and the other Member is not in default hereunder beyond any applicable notice and cure periods, then the other Member shall have a right to purchase such Finished Lot from the transferring Member as set forth below. Transferring Member shall give the other Member written notice of its intention to sell any Finished Lots to a third party, together with a copy of Transferring Member's agreement to sell such Finished Lots ("Sale Agreement"), and the other Member shall have twenty
(20) days to elect by written notification to Transferring Member whether to purchase the Finished Lot(s) at the lower of the value of the Finished Lot(s) when distributed to the Transferring Member or the purchase price set forth in the Sale Agreement The "value of the Finished Lot" as used in the preceding sentence shall mean the Capital Contributions of the Transferring Member divided by the total number of Finished Lots allocated to the Transferring Member. The other Member shall so notify the Transferring Member in writing within such 20-day period of its election to purchase such Finished Lots at the selected price as set forth herein or be deemed to have waived its right only as to such Finished Lot(s) specified in the notice. If the other Member so exercises its purchase right, then such Member shall specify in its notice a closing date within thirty (30) days of the date of its notice. The purchase price shall be payable in cash at time of closing. The Transferring Member shall pay the costs of title insurance and documentary transfer taxes on the special warranty deed and the cost for recording the deed. All other closing costs shall be equally divided and all other customary closing procedures shall occur at such closing. Any violation of this paragraph shall constitute a default of the Transferring Member's obligations under this Agreement. The purchasing Member's obligations under this paragraph shall survive each and every transfer of a Finished Lot and the recordation of any deeds and the termination of this Agreement for any reason, and may be recorded as a restrictive covenant running with the land upon distribution of each Finished Lot. Notwithstanding anything in this Agreement to the contrary, neither Member shall be restricted in the event that the Members desire to assign amongst each other their right to any Finished Lots within the Project by separate written agreement.

      16. VERIFICATION OF NET WORTH. Ashton represents and warrants to M/I that its current net worth is not less than $6,000,000.00 (such net worth to be calculated to exclude intercompany accounts other than demand obligations) and that it shall maintain a net worth of not less than 90% of such net worth, which obligation shall also apply to any Affiliate of Ashton that becomes a Member or the Day to Day Manager. Upon reasonable request, Ashton shall provide an annual certificate to M/I verifying its satisfaction of such covenant. M/I hereby represents and warrants that its current net worth is not less than $10,000,000.00 (such net worth to be calculated to exclude intercompany accounts other than demand obligations) and that it shall maintain a net worth of not less than 90% of such net worth. Upon reasonable request, M/I shall provide an annual certificate to Ashton verifying its satisfaction of such covenant.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                        M/I HOMES OF TAMPA LLC,
                                        a Florida limited liability company
/s/ Stephen M. Bennett
-------------------------------
Print Name:  STEPHEN M. BENNETT

/s/ Colleen Minek                       By: /s/ Fred Sikopski
------------------------------              ----------------------------
Print Name: COLLEEN MINEK               Name: FRED SIKOPSKI
                                        Its: AREA PRESIDENT

                                        AND

/s/ Timothy C.[ILLEGIBLE]
------------------------------
Print Name: TIMOTHY C.[ILLEGIBLE]

/s/ Barbara A. Lang                     By. /s/ Robert H. Schottenstein
--------------------------                  -----------------------------
Print Name: BARBARA A. LANG             Name: ROBERT H. SCHOTTENSTEIN
                                        Its: CEO & PRESIDENT

                                        ASHTON TAMPA RESIDENTIAL, LLC,
                                        a Nevada limited liability company

-----------------------------------
Print Name:
           ------------------------

                                        By:
                                           ------------------------------
-----------------------------------
Print Name:                             James D. Bowen, Division President
           ------------------------

Print Name:                             Name:
            ------------------------         ----------------------------------
                                        Its:
                                             ----------------------------------

                                        ASHTON TAMPA RESIDENTIAL, LLC,
                                        a Nevada limited liability company

/s/ [ILLEGIBLE]
------------------------------------
Print Name: [ILLEGIBLE]
            ------------------------

                                        BY: /s/ James D. Bowen
                                            -----------------------------------
------------------------------------    James D. Bowen, Division President
Print Name:
            ------------------------

/s/ Dovg Draper                         /s/ Dovg Draper
------------------------------------    ------------------------------------
DOVG DRAPER                             DOVG DRAPER

/s/ Thomas J. Collins                   /s/ Thomas J. Collins
------------------------------------    ------------------------------------
Thomas J. Collins                       Thomas J. Collins

                          EXHIBIT "A" - PULTE CONTRACT

                           AGREEMENT FOR SALE OF LAND

      THIS AGREEMENT FOR SALE OF LAND ("AGREEMENT") is made and entered into to be effective as of the Effective Date referenced in Section 22 hereof by and between PULTE HOME CORPORATION, a Michigan corporation ("SELLER"), and ASHTON TAMPA RESIDENTIAL, LLC, a Nevada limited liability company ("BUYER").

      1. SALE AND PURCHASE. Seller hereby agrees to sell and convey to Buyer and Buyer hereby agrees to purchase from Seller, subject to the terms and conditions hereinafter set forth, all that certain parcel of land located in Pasco County, Florida (the "COUNTY"), known as "PALM COVE PHASE II" and more particularly described on EXHIBIT A attached hereto and incorporated herein, together with the following:

            (a) All and singular the rights and appurtenances pertaining thereto, including any right, title and interest of Seller in and to adjacent streets, roads, alleys and rights-of-way; and

            (b) Such other rights, interests and properties as may be specified in this Agreement to be sold, transferred, assigned, or conveyed by Seller to Buyer.

The land described on EXHIBIT A and the rights, interests and other properties described above, are collectively called the "PROPERTY." At Buyer's option, title shall be conveyed by use of the metes and bounds description to be obtained as a result of the survey provided for below.

      2. PURCHASE PRICE. The purchase price ("PURCHASE PRICE") to be paid for the Property shall be Eleven Million Eight Hundred Thirty Thousand and no/100ths Dollars ($11,830,000.00). The Purchase Price shall be paid by Buyer to Seller as follows:

$99,500.00              Ninety-Nine Thousand Five Hundred and no/100ths Dollars
                        earnest money deposit (the "NON-REFUNDABLE DEPOSIT") to be delivered to and held by Hill, Ward & Henderson, P.A., Bank of America Plaza, 101 East Kennedy Boulevard,
                        Suite 3700, Tampa, Florida 33602 ("ESCROW AGENT" or
                        "TITLE AGENT," as applicable), within two (2) business days after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, the Non-Refundable Deposit shall be non-refundable to Buyer except in the event of the Seller's default as provided in Section 10 below.

$500.00 Five Hundred and no/100ths Dollars earnest money deposit (the "DEPOSIT") to be delivered to Escrow Agent within two (2) business days after the Effective Date. At Buyer's option, this deposit may be made in the form of a Letter of Credit as referenced in Section 5 hereof.

$11,730,000.00          Eleven Million Seven Hundred Thirty Thousand and
                        no/100ths Dollars cash payable at Closing by wired federal funds for immediately available credit, plus or minus prorations and Closing costs as set forth hereinafter.

$11,830,000.00          Total Purchase Price

      In addition to the Purchase Price, Buyer shall pay Seller, so long as Seller has transportation impact fee credits available for transfer and as a condition precedent to the platting of lots on the Property, an amount equal to the product of the number of lots to be platted and the single family transportation impact fee otherwise payable to the County. Simultaneously with such payment, Seller shall assign to Buyer the transportation impact fee credits paid for by Buyer. Payment shall be made in the form of cash or wired federal funds for immediately available credit. This obligation to purchase impact fees shall be made a matter of public record by the recording of a memorandum thereof at Closing. The memorandum shall be released as to the lots to be platted upon receipt by Seller of payment for the transportation impact fee credits for the lots submitted to plat. Notwithstanding the foregoing requirement that Buyer purchase transportation impact fee credits from Seller, it is expressly understood that, to the extent Buyer receives transportation impact fee credits for that portion of Overpass Road which Buyer constructs, Buyer may first use the transportation impact fee credits which it receives and that are directly associated with its construction of Overpass Road before it is required to purchase transportation impact fee credits from Seller.

      3. CLOSING DATE. The consummation of the transaction contemplated by this Agreement ("CLOSING") shall take place at 10:00 a.m. local time on December 22, 2004, or such earlier date as Buyer may select upon ten (10) days' written notice to Seller. It is expressly acknowledged by Buyer that December 22, 2004, is the absolute outside date by which the transaction contemplated by this Agreement may close and that, if for any reason, the Closing fails to occur by December 22, 2004, Buyer shall no longer have any contractual right to acquire the Property unless such failure to close is a result of an event of default by Seller.

      4. PLACE OF CLOSING. The Closing shall take place at a location designated by Seller in Hillsborough County, Florida.

      5. DEPOSIT. All cash funds held in escrow shall be placed in an interest-bearing account at Bank of America, N.A., in Tampa, Florida, and all interest earned thereon shall be deemed to be a part of the Deposit. At Closing, the Deposit shall be paid to Seller and shall be applied to the Purchase Price. The Deposit shall constitute the earnest money securing Buyer's performance of this Agreement and shall be non-refundable upon expiration of the Inspection Period, unless Buyer earlier terminates this Agreement during the Inspection Period or is otherwise entitled to a return of the Deposit pursuant to the terms of this Agreement.

      Seller and Buyer acknowledge and are aware that the Federal Deposit Insurance Corporation ("FDIC") insurance coverage for deposited funds applies only to a maximum amount for each individual depositor. Seller and Buyer further acknowledge and agree that Escrow Agent assumes no responsibility or liability whatsoever for, nor will they hold Escrow Agent responsible or liable for, any loss which arises from the fact that the amount of the Deposit

Funds in the special-interest bearing escrow account established by Escrow Agent will exceed $100,000.00 and that such excess amount in the account will not be insured by the FDIC.

      In lieu of the Deposit being paid in cash, Buyer may deliver to Escrow Agent an irrevocable, unconditional letter of credit in order to secure Buyer's performance under this Agreement (the "LETTER OF CREDIT"). The Letter of Credit shall: (i) be issued by a financial institution acceptable to Seller, (ii) include an automatic pay provision in favor of Escrow Agent upon presentation of the Letter of Credit (which presentation need not be in person but may be delivered to the issuer by mail or other means of non-personal delivery from Escrow Agent), (iii) be for an initial term extending at least through January 31, 2005, and (iv) be in a form and substance acceptable to Seller. In the event Buyer fails to extend and/or replace the Letter of Credit at least thirty (30) days prior to the expiration thereof, Buyer shall be deemed in default of this Agreement and shall not have the benefit of any grace or curative periods that may otherwise be afforded hereunder.

      At the end of the Inspection Period, provided that Buyer has not otherwise terminated this Agreement within the Inspection Period pursuant to the provisions of paragraph 8, the Deposit shall be non-refundable to Buyer except as may be otherwise expressly provided to the contrary by the terms of this Agreement, and Escrow Agent shall continue to hold the Deposit until Closing, at which time the Deposit shall be applied to the Purchase Price. In the event the Closing does not occur, the Deposit shall be held and distributed in accordance with the terms of this Agreement.

      In the event Buyer and Seller are in agreement that Seller is entitled to the Deposit, Buyer shall first have a period of five (5) days in which to deliver the cash-equivalent to Seller, and Escrow Agent, upon being notified by Seller that it has received the cash-equivalent Deposit, shall return the Letter of Credit to Buyer. Otherwise, in the event there is a dispute as to who is entitled to the Deposit and/or in the event the Letter of Credit has not been renewed or replaced at least thirty (30) days prior to its expiration with a renewal replacement Letter of Credit (or appropriate endorsement acceptable to Seller), Escrow Agent, upon written demand by Seller and with simultaneous written notice to Buyer, shall present the Letter of Credit for payment in which event the Deposit shall revert to a cash Deposit and the same shall be held by Escrow Agent pursuant to me terms and conditions of this Agreement Furthermore, in the event Escrow Agent places the Deposit with the appropriate court pursuant to the provisions to Section 35 hereof, the Letter of Credit shall be presented for payment without the need for direction or approval of either Seller or Buyer in which event the Deposit shall revert to a cash Deposit.

      6. TITLE COMMITMENT AND POLICIES; SURVEY.

      6.1. Title Commitment. Within seven (7) business days after the Effective Date of this Agreement, but in no event later than December 10, 2004, Seller shall, at Seller's expense, deliver to Buyer a title commitment for title insurance (ALTA Owner's Policy Form 1992) through Chicago Title Insurance Company ("TITLE COMPANY") covering the Property, issued by Title Agent, together with legible copies of all recorded documents referenced therein and a special tax search (the "COMMITMENT"), by which Commitment the title agent shall agree to issue to Buyer, upon recording the special warranty deed, a standard owner's ALTA policy in the amount of the full Purchase Price, without exception for any matters other than (i) current taxes;

(ii) applicable zoning and governmental regulations; (iii) easements and restrictions of record contemplated by the provisions of this Agreement or otherwise expressly approved by Buyer as a "PERMITTED EXCEPTION" hereunder, if any, and (iv) the standard survey exception unless Buyer provides a survey of the Property acceptable to the Title Company. Buyer shall have five (5) days after the date of actual receipt of the Commitment by Buyer and Buyer's attorney in which to examine the Commitment and to give written notice to Seller, or Seller's attorney, of its approval or disapproval in Buyer's sole discretion of any matter contained therein. If Buyer fails to give such notice, Buyer shall be deemed to have accepted the condition of title. Seller shall have five (5) days from the actual receipt of such notice of disapproval to cure the objections or defects so specified. If Seller is unable to correct such objections or defects to the Buyer's satisfaction, in Buyer's sole discretion, within said period of time, or if Seller elects not to correct such objections or defects and notifies Buyer of its election within five (5) days of Buyer's notice, then Buyer shall have the right within five (5) days after the end of either such said period, as applicable, to give notice terminating this Agreement and to receive the return of the Deposit, or to waive such objections or defects in writing. A failure to provide such notice shall be deemed to be an election by Buyer that it has waived any such objections or defects. Any such defect or objection waived as aforesaid shall become a "PERMITTED EXCEPTION" to title. The Commitment shall be updated by the Title Company at Seller's expense, prior to the Closing Date. Any title exception, other than a prior Permitted Exception hereunder, shall be treated as a title defect hereunder.

            6.2. Current Survey. Within two (2) business days after the date hereof, Seller shall provide Buyer with the most recent survey of the Property in Seller's possession, custody, or control. Within fifteen (15) days after the date hereof, Buyer, at Buyer's expense, may obtain a current survey of the Property prepared by a duly licensed land surveyor ("SURVEY"). The Survey shall be certified to Title Company, Buyer, Buyer's attorneys, Seller, Seller's attorneys, and any lender. In the event the Survey, or any recertification thereof, shows any encroachments of any improvements upon, from, or onto the Property, any building set-back line or easement, or shows any evidence of use which indicates that an unrecorded easement may exist, except as may be acceptable to Buyer, in Buyer's reasonable judgment, the matter shall be treated in the same manner as a title defect under the procedure set forth above, and Buyer shall notify Seller of any such matters prior to the end of the Inspection Period. In the event Buyer elects not to obtain a Survey, it is expressly acknowledged that the Title Company will not remove the "standard" survey exceptions from the Commitment at Closing.

            6.3. Permitted Exceptions. The Property shall be conveyed to Buyer subject to no liens, charges, encumbrances, exceptions or reservations of any kind or character other than those acceptable to Buyer under paragraph 6.1 hereof ("PERMITTED EXCEPTIONS"). The items set forth in EXHIBIT B attached hereto and incorporated herein are acknowledged by Buyer to be Permitted Exceptions.

            6.4. No Extension of Closing. Notwithstanding anything in this
Section 6 to the contrary, it is expressly acknowledged that any and all curative opportunities provided herein shall in no event cause the Closing to be extended beyond December 22, 2004, and that, if a curative period set forth in this Section 6 would otherwise cause such extension, the curative and/or notice period afforded by this Section shall be reduced accordingly.

7. CLOSING PROCEDURES.

      7.1. Seller's Obligations at Closing. At Closing, Seller shall do the following:

            (a) Execute, acknowledge and deliver to Buyer a special warranty deed conveying the Property to Buyer subject to all matters of record, including the Permitted Exceptions, which deed shall be in form for recording with all required documentary stamps in the proper amount affixed thereto, or provided for by Seller at Seller's expense. The legal description of the Property contained in the deed shall be identical to the legal description of the Property contained in the Survey and the Title Commitment.

            (b) Deliver to Title Company and Buyer a certificate evidencing Seller's good standing in both Michigan and Florida.

            (c) Deliver to Title Company and Buyer evidence satisfactory to it of Seller's authority to execute and deliver the documents necessary or advisable to consummate the transaction contemplated hereby.

            (d) Execute and deliver to Title Company and Buyer duplicate original copies of an affidavit of no liens satisfactory to Title Company so as to cause Title Company to remove the "gap," construction lien, parties in possession and unrecorded easements standard exceptions from the Title Commitment.

            (e) Execute and deliver to Title Company and Buyer a "non-foreign person" affidavit in compliance with regulations issued by the Internal Revenue Service.

            (f) Execute and deliver to Title Company a memorandum in recordable form evidencing the parties' agreement regarding the purchase of transportation impact fee credits.

            (g)   Execute and deliver to Buyer a closing statement.

            (h) Execute and deliver to Buyer a counterpart of the Developer's Agreement referenced in Section 8 hereof.

            7.2. Buyer's Obligations at Closing. Subject to the terms, conditions and provisions hereof and contemporaneously with the performance by Seller of its obligations set forth in paragraph 7.1 above, Buyer shall deliver to Seller:

                  (a) The Purchase Price to be paid at Closing, plus or minus prorations and Closing costs as set forth herein.

                  (b) Execute and deliver to Title Company a memorandum in recordable form evidencing the parties' agreement regarding the purchase of transportation impact fee credits.

                  (c)   An executed closing statement.

                  (d) Execute and deliver to Seller a counterpart of the Developer's Agreement referenced in Section 8 hereof.

            7.3. Closing Costs.

                  (a) Seller shall pay the following costs and expenses in connection with the Closing:

                        (i) The escrow fees of the Escrow Agent, if any, and the cost of the preparation of the closing documents;

                        (ii) All documentary stamps which are required to be affixed to the special warranty deed; and

                        (iii) The premium payable for the Title Commitment and
                              Title Policy issued pursuant thereto.

                  (b) Buyer shall pay the cost of recording the special warranty deed and the agreement regarding the purchase of transportation impact fee credits.

            7.4. Proration of Taxes, Rents etc. Taxes for the year of Closing shall be prorated to the date of Closing. If the Closing shall occur before the tax rate is fixed for the then current year, the apportionment of taxes shall be upon the basis of the tax rate of the preceding year applied to the latest assessed valuation, and the parties agree to reprorate taxes for the year of Closing once such taxes become known. The provisions of this subparagraph shall survive the Closing.

      8. FEASIBILITY STUDIES AND LICENSE TO ENTER. Buyer or Buyer's agents, at Buyer's expense, shall have the right to inspect the Property to determine whether, in Buyer's sole discretion, the Property is suitable for Buyer's intended use thereof. Such inspection may include, but shall not be limited to, engineering, environmental, and feasibility studies. If the Property is determined to be unsuitable, Buyer may terminate this Agreement by giving written notice to Seller of such termination no later than 5:00 PM E.S.T. on December 15, 2004 ("INSPECTION PERIOD"), upon receipt of which Escrow Agent shall return to Buyer the Deposit and the parties hereto shall be relieved of all further obligations hereunder, except as provided in this paragraph. If Seller has not received such notice of termination within said time period, the Property shall be deemed suitable for Buyer's intended use thereof. Buyer shall cause all persons or entities furnishing materials or services in connection with the inspection rights granted hereunder to be paid promptly and Buyer shall not allow the filing of any construction liens against the Property in connection with the inspection permitted hereunder. Buyer hereby holds Seller harmless from any damages or liabilities arising from the acts or omissions of Buyer or its agents in pursuing the activities permitted under this paragraph. Buyer shall restore any damage to the Property caused by Buyer's inspection. The provisions of this paragraph 8 shall survive Closing and any termination of this Agreement. If Buyer terminates this Agreement, Buyer shall furnish Seller with copies of all third-party non-proprietary reports, studies, analyses, surveys and other documentation prepared by or for Buyer with respect to the Property.

      From and after the Effective Date, Seller shall make available to Buyer true and complete copies of the documents described on EXHIBIT "B" and all title insurance policies; appraisals; environmental, soil, engineering, subsurface and similar analyses; and other such third party studies and reports with respect to the Property that are in Seller's possession or control, including, without limitation, those received by Seller from Lennar Homes, Inc.

      During the Inspection Period, Buyer and Seller agree to negotiate with each other in good faith with respect to a "DEVELOPER'S AGREEMENT" pursuant to which Seller will assign to Buyer at Closing certain rights and privileges under the homeowner's association documents and the Declaration of Covenants, Conditions and Restrictions, which are referenced in Section 36.1 hereof, and, pursuant to which, Buyer will assume certain responsibilities and obligations as they relate to the Property. The Developer's Agreement shall include Seller's assignment to Buyer of (i) all permits, authorizations, approvals, entitlements, impact fee credits and capacity reservations with respect to the Property, including density entitlements sufficient to allow Buyer to develop the Property in accordance with the Construction Drawings referenced in Section 24, but excluding the transportation impact fee credits referenced in Paragraph 2, and
(ii) Seller's right, title and interest in the Construction Drawings. A copy of the proposed Developer's Agreement shall be delivered by Seller to Buyer within five (5) days after the Effective Date of this Agreement. In the event Seller and Buyer cannot agree upon the Developer's Agreement during the Inspection Period, either party may elect to terminate this Agreement in which event Escrow Agent shall return the Deposit to Buyer and the parties hereto shall be relieved of all further obligations hereunder except as otherwise provided in this
Section 8.

      9. BUYER'S DEFAULT. Except as to a wrongful failure timely to close on the acquisition of the Property, Buyer shall not be in breach or default hereunder unless Seller is not in default hereunder, and within ten (10) business days after the Buyer's receipt of notice of default. (i) Buyer fails to cure any material breach of any obligation of Buyer under this Agreement which is set forth in such notice or (ii) Buyer fails to complete its purchase of the Property. If any such failure continues beyond such cure period, the sole and exclusive remedy of Seller shall be to extinguish Buyer's right to purchase the Property and Seller shall be entitled to retain the Deposit as the agreed upon liquidated damages for Buyer's failure to perform. Seller expressly waives any other remedy, at law or in equity, against Buyer. The parties agree and stipulate that as of the Effective Date, the exact amount of damages would be extremely difficult to ascertain and that the Deposit constitutes a reasonable and fair approximation of such damages and is not a penalty. Notwithstanding the foregoing, it is expressly acknowledged that the 10-day curative opportunity provided to Buyer shall in no event cause the Closing to be extended beyond December 22, 2004, and that, if a 10-day curative period would otherwise cause such extension, the curative period afforded to Buyer by this Section shall be reduced accordingly.

      With respect to any defaults which occur subsequent to Closing by Buyer relating to matters which, by their nature, must be completed or arise subsequent to Closing Seller shall have all rights and remedies afforded to it by Florida law, whether in law or in equity, except to the extent specific remedies may be set forth in an agreement which survives Closing, in which case the remedies set forth in such agreement shall be binding upon the parties, and the limitations with respect to remedies heretofore set forth in this paragraph 9 shall no longer be applicable.

      10. SELLER'S DEFAULT.

            10.1. Default by Seller. Except as to a wrongful failure timely to close on the sale of the Property, Seller shall not be in default hereunder unless within ten (10) business days after receipt of written notice from Buyer, Seller fails to cure any of the following: (i) an any representation or warranty made by Seller herein is or becomes false in any material respect; (ii) any covenant or obligation made or undertaken by Seller hereunder is not substantially performed in the time specified for such performance; (iii) there is a failure of title not cured by Seller or waived by Buyer after the Title Commitment is reviewed and Permitted Exceptions are established, except for any subsequent matters authorized by paragraph 6.1 above; or (iv) Seller fails to convey title to the Property in accordance herewith or otherwise breaches any other provision of this Agreement when the Buyer is not in default hereunder. This ten (10) business day notice provision shall not apply to any title or survey matter as to which the notice and/or cure period already has expired hereunder. Buyer's sole and exclusive remedies hereunder shall be (i) specific performance, without any claim for delay damages or (ii) return of the Deposit Notwithstanding the foregoing it is expressly acknowledged that the 10-day curative opportunity provided to Seller shall in no event cause the Closing to be extended beyond December 22, 2004, and that, if a 10-day curative period would otherwise cause such extension, the curative period afforded to Seller by this Section shall be reduced accordingly.

      With respect to any defaults which occur subsequent to Closing by Seller relating to matters which, by their nature, must be completed or arise subsequent to Closing, Buyer shall have all rights and remedies afforded to it by Florida law, whether in law or in equity, except to the extent specific remedies may be set forth in an agreement which survives Closing, in which case the remedies set forth in such agreement shall be binding upon the parties, and the limitations with respect to remedies heretofore set forth in this paragraph 10 shall no longer be applicable.

      11. REPRESENTATIONS AND WARRANTIES OF BUYER.

            11.1 Buyer's Organization. Buyer is duly organized, existing and in good standing under the laws of the State of Nevada, is authorized to transact business in the State of Florida, and has not filed, voluntarily or involuntarily, for bankruptcy relief within the last six months under the laws of the United States Bankruptcy Code, nor has any petition for bankruptcy or receivership been filed against Buyer within the last six months.

            11.2 Buyer's Capacity. Buyer represents that it has capacity to enter into this Agreement and that the person signing below on behalf of Buyer represents that he or she is duly authorized to execute this Agreement and to bind the party for which he or she is signing.

      12. REPRESENTATIONS, WARRANTIES, AND COVENANTS OF SELLER WITH RESPECT TO THE PROPERTY.

            12.1 Seller's Representations, Etc. Seller expressly covenants, warrants and represents to Buyer the following matters:

                  (a) In addition to the obligations required to be performed hereunder by Seller at the Closing, Seller shall perform such other acts, and shall execute, acknowledge and deliver subsequent to Closing such other instruments, documents and other materials as the other may reasonably request in order to effectuate the consummation of the transaction contemplated herein and to vest title to the Property in Buyer.

                  (b) Seller has received no written notice of any change contemplated in any applicable laws, ordinances, or restrictions, or of any judicial or administrative action or of any action by adjacent landowners, which would prevent or adversely affect Buyer's intended use of the Property for single-family residential development.

                  (c) Seller has received no written notice of any violation of any applicable laws, ordinances, regulations, statutes, rules and restrictions pertaining to and affecting the Property.

                  (d) No other person, firm, corporation or other entity has any right or option to acquire the Property or any portion thereof.

                  (e) To Seller's knowledge, there are no parties in possession of any portion of the Property, whether as lessees, tenants at sufferance, trespassers or otherwise.

                  (f) During the period between the date hereof and the Closing, Seller agrees that it shall:

                        (i) Comply with the requirements of all state and municipal laws, ordinances, regulations and orders relating to the Property;

                        (ii) Comply with all the terms, conditions and provisions of all contractual arrangements relating to the Property, if any, and make all payments due thereunder, and

                        (iii) Neither negotiate nor enter into any contract
                              affecting the use or operation of the Property which cannot be terminated without charge, cost, penalty or premium on or before Closing.

                  (g) Except as may be otherwise referenced in this Agreement, including, by way of example but not limitation, the agreements referenced in Sections 8 and 36 hereof, there will be no contracts, leases, service contracts, maintenance contracts, operating agreements or other contracts or agreements of any kind in existence with respect to the Property which would be binding on Buyer subsequent to Closing.

                  (h) To Seller's knowledge, no portion of the Property has ever been used as a sanitary landfill or as a garbage dump.

                  (i) Without investigation, Seller has no knowledge of any toxic substances, hazardous wastes, hazardous substances, or any other pollutants or dangerous substances regulated pursuant to any applicable environmental laws including, without limitation, polychlorinated biphenyls (PCB's), oil, petroleum products and fractions, vinyl chloride, asbestos, heavy metals, radon, underground storage tanks (whether empty, filled or partially filled with any substance, regulated or otherwise), any substance or materials the presence of which on the Property is prohibited by any environmental laws or any other substance or material which requires special handling or notification of any federal, state or local governmental entity regarding collection, storage, treatment or disposal being present on the Property. Seller further represents that, to Seller's knowledge, without investigation, no person has used, generated, manufactured, stored or disposed of on, under or about the Property or transported to or from the Property any of the aforementioned materials (the "HAZARDOUS MATERIALS"). For the purpose of this Paragraph 4.1(i), Hazardous Materials shall also include but not be limited to substances defined as "hazardous substances," "hazardous materials," or '"toxic substances" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sec. 9601, et seq.;

                        the Hazardous Materials Transportation Act, 49 U.S.C.
                        Section 1801, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; and in the regulations adopted and publications promulgated pursuant to said laws.

                  (j) Seller will not make any application to change the zoning classification of the Property in a manner which will prevent Buyer from developing the Property for single-family lots and attendant single-family residential units.

                  (k) To Seller's knowledge, there are no legal actions, suits or other legal or administrative proceedings, including zoning, land use, condemnation or similar cases or proceedings, presently existing against the Property or against Seller's interest therein or against any third party known to Seller affecting the Property.

                  (l) To Seller's knowledge, there are no uncured violations of Federal, state or municipal laws, ordinances, orders, regulations or requirements affecting the Property.

                  (m) Seller has full authority to execute this Agreement, to comply with its terms and to consummate the transaction contemplated herein. The person signing below on behalf of Seller represents that he or she is duly authorized to execute this Agreement and to bind Seller. The execution by Seller of this Agreement and the consummation by Seller of the transaction contemplated hereby do not, and will not, constitute a violation of any order, rule or regulation of any court or any federal, state or municipal regulatory body or administrative agency or any other governmental body having jurisdiction over Seller or any portion of the Property.

            12.2 No Other Representations. No representation or inducement, whether oral or written, made prior hereto which is not included in this Agreement shall have any force or effect.

            12.3 Representations and Warranties as Condition Precedent. As a condition precedent to Buyer's obligation to purchase the Property, the covenants, representations and warranties set forth in this Paragraph and elsewhere in this Agreement must be true and correct at the time of Closing, and, unless Seller shall have otherwise expressly notified Buyer in writing to the contrary, all representations, covenants and warranties of Seller contained herein shall be deemed to have been affirmed in their entirety as of the time of Closing.

            12.4 Knowledge. As used in this paragraph 12, the term "knowledge" means the actual present knowledge of Matt O'Brien, the Vice President of Land Development of Seller, without independent investigation or review of files.

            12.5 Survival. Seller hereby agrees to defend, indemnify, save and hold Buyer, its successors and assigns, harmless from and against any and all losses, claims, damages, liabilities, costs and expenses, including, without limitation, attorneys' fees and costs, related to, growing out of, or arising from any intentional breach of any representation or warranty of Seller set forth above. The foregoing indemnification shall survive the Closing for a period of one (1) year.

      13. PATRIOT ACT REPRESENTATION. Seller and Buyer represent and warrant to each other that it is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a Specially Designated National and Blocked Person, or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and that they are not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation.

      14. CAPTIONS. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement

      15. ENTIRE AGREEMENT. This Agreement embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated herein. All prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged, or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

      16. ASSIGNMENT. Neither party hereto shall have the right to assign this Agreement or any of its rights or obligations hereunder to any person, corporation or other entity without the prior written approval of the other party, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Buyer shall have the right to assign this Agreement to an entity that is controlled by, controls, or is under common control with, Buyer.

      17. PARTIES BOUND. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and assigns, provided that no assignment shall be made except in accordance with the provisions of paragraph 16 hereof.

      18. APPLICABLE LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.

      19. PARTIAL INAVALIDITY. In case any one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

      20. CONSTRUCTION OF AGREEMENT. The parties acknowledge that each has played an equal part in the negotiation and drafting of this Agreement, and in the event any ambiguities should be realized in the construction or interpretation of this Agreement, such ambiguities shall not be construed against either party solely on account of authorship.

      21. COUNTERPARTS. This Agreement may be executed in several counterparts, each constituting a duplicate original, but all such counterparts constituting one and the same Agreement.

      22. EFFECTIVE DATE. For the purpose of determining "the date hereof" or the Effective Date, as used in this Agreement, such date shall be the last date the Seller or Buyer executes this Agreement.

      23. PARTIES. Whenever the context hereof shall so require, the singular shall include the plural, the male gender shall include the female gender and the neuter, and vice versa, and the use of the terms "include," "includes" and "including" shall be without limitation to the items which follow.

      24. CONDITIONS PRECEDENT.

            24.1. Conditions to Buyer's Obligations. The obligation of Buyer to consummate the Closing is subject to the satisfaction, as of Closing, of each of the following conditions (any of which may be waived in whole or in part in writing by Buyer at or prior to Closing):

                  (a) Buyer shall have been furnished with the Title Commitment as required by paragraph 6.1 hereof, and such commitment shall be (i) updated at Seller's expense at Closing with such update showing no change in the status of title as previously approved by Buyer, and (ii) modified at Closing to delete the standard exceptions, including those for taxes and assessments (other than those that are not yet due and payable), matters of survey (provided Buyer delivers to the Title Company a current survey of the Properly that satisfies the requirements of the Title Company), parties in possession, construction liens, and matters appearing in the "gap."

                  (b) Seller shall furnish to Buyer, at least three (3) business days prior to Closing, copies of all deeds, affidavits or other documents which will be executed and delivered by Seller at Closing, which documents shall be subject to the reasonable approval of Buyer's attorney.

                  (c) Seller shall have (i) obtained the approval of the construction drawings relating to the Property and prepared by Heidt & Associates, Inc. from Pasco County, Florida (the "CONSTRUCTION DRAWINGS"), (ii) obtained from SWFWMD the Status of Permit

                        Application "completeness" letter for the Property and
                        (iii) completed the mass grading of the individual lots as depicted on the Construction Drawings.

                  (d) Any environmental assessment of the Property obtained by Buyer prior to the Closing shall not (i) disclose that the Property contains any Hazardous Materials, or (ii) recommend a Phase II assessment.

                  (e) There shall exist no governmental moratorium, delay or hindrance that would impair Buyer's ability to timely obtain the approved Construction Drawings or building permits with respect to the Property.

      With respect to subsection (c) above, Buyer acknowledges and agrees that it will be responsible for obtaining the required Construction Drawings once they are approved by Pasco County and Buyer is prepared to commence its development of the Property with the understanding that any and all fees necessary to be paid as a prerequisite for Pasco County to release the subject plans will be paid by Buyer including, by way of example but not limitation, any and all prepayments of water and sewer impact fees that may be charged by Pasco County.

      25. TIME. The parties acknowledge that time is of the essence for each time and date specifically set forth in this Agreement. Without limiting the generality of the foregoing, it is expressly understood that Seller shall have no obligation to close the transaction contemplated by this Agreement and Buyer shall have no right to acquire the Property subsequent to December 22, 2004.

      26. NOTICES. All notices which are required or permitted hereunder must be in writing and shall be deemed to have been given, delivered or made, as the case may be (notwithstanding lack of actual receipt by the addressee) (i) upon hand delivery, (ii) three (3) business days after having been deposited in the United States mail, certified or registered, return receipt requested, sufficient postage affixed and prepaid, (iii) one (1) business day after having been deposited with an expedited, overnight courier service (such as by way of example but not limitation, U.S. Express Mail, Federal Express or Airborne), or
(iv) upon delivery of a facsimile transmission which is confirmed on the sender's facsimile machine as having been sent to the recipient at the proper telecopy number, addressed to the party to whom notice is intended to be given at the address set forth below:

                Seller:              Pulte Home Corporation
                                     Northdale Executive Center
                                     3810 Northdale Boulevard
                                     Suite 100
                                     Tampa, Florida 33624
                                     Attn: Mr. Matt O'Brien
                                     Telephone No. (813)265-3343
                                     Facsimile No. (813) 265-3367
               with a courtesy       Hill, Ward & Henderson, P.A.
               copy to:              Bank of America Plaza, Suite 3700
                                     101 East Kennedy Boulevard
                                     Tampa, Florida 33602
                                     Attn: Thomas N. Henderson, III, Esq.
                                     Telephone No. (813) 221-3900
                                     Facsimile No. (813) 221-2900

               Buyer:                Ashton Tampa Residential, LLC
                                     500 N. Westshore Drive, Suite 1020
                                     Tampa, Florida 33609
                                     Attn: Mr. James D.Bowen
                                     Telephone No. (813) 281-0232
                                     Facsimile No. (813) 281-0242

                                     and

                                     Ashton Woods Homes
                                     1080 Holcomb Bridge, Building 200
                                     Suite 350
                                     Roswell, Georgia 30076
                                     Attn. Mr. Thomas Krobot
                                     Telephone No. (770) 998-9663
                                     Facsimile No. [ILLEGIBLE]

               with a courtesy       Ward Rovell, Professional Association
               copy to:              Bank of America Plaza, Suite 4100
                                     101 East Kennedy Boulevard
                                     Tampa, Florida 33602
                                     Attn: Charles H. Carver, Esq.
                                     Telephone No. (813) 222-8700
                                     Facsimile No. (813)222-8701

               Escrow Agent:         Hill, Ward & Henderson, P.A.
                                     Bank of America Plaza, Suite 3700
                                     101 East Kennedy Boulevard
                                     Tampa, Florida 33602
                                     Attn: Thomas N. Henderson, III, Esq.
                                     Telephone No. (813)221-3900
                                     Facsimile No. (813) 221-2900

      The failure by any party to deliver a courtesy copy as referenced above shall not constitute a default under the terms of this Agreement nor shall it create a defect in any notice which is otherwise properly given. Furthermore, it is agreed that, if any party hereto is represented by legal counsel, such legal counsel is authorized to deliver written notice directly to the other party on behalf of his or her client, and the same shall be deemed proper notice hereunder if delivered in the manner hereinabove specified.

Any party hereto may, at any time by giving ten (10) days written notice to the other party hereto, designate any other address in substitution of the foregoing address to which such notice shall be given and other parties to whom copies of all notices hereunder shall be sent.

      27. ATTORNEY'S FEES, ETC. Should either party employ an attorney or attorneys to enforce any of the provisions hereof, or to protect its interest in any matter arising hereunder, or to recover damages for the breach hereof, the party prevailing shall be entitled to recover from the other party all reasonable costs, charges and expenses, including attorneys' fees, the value of time charged by paralegals and/or other staff members operating under the supervision of an attorney, and other legal costs, expended or incurred in connection therewith, before, during and subsequent to any litigation, including arbitration and appellate proceedings, bankruptcy or similar debtor/creditor proceedings, and proceedings to enforce any indemnity agreement herein contained.

      28. [Intentionally Omitted].

      29. CONDEMNATION. If, after the date hereof and prior to Closing, all or a part of the Property is subjected to a bona fide threat of condemnation by a body having the power of eminent domain or is taken by eminent domain or condemnation (or sale in lieu thereof), Buyer may, by written notice to Seller, elect to cancel this Agreement no later than ten (10) days after notice of such occurrence, in which event both parties shall be relieved and released of and from any further liability hereunder, and the Deposit made by Buyer hereunder shall forthwith be returned to Buyer, whereupon this Agreement shall become null and void and be considered canceled. If no such election is made within said 10-day period, this Agreement shall remain in full force and effect and the purchase contemplated herein, less any interest taken by eminent domain or condemnation, shall be effected with no further adjustment, and upon Closing Seller shall assign, transfer, and set over to Buyer all of the right, title and interest of Seller in and to any awards that have been or that may thereafter be made for such taking.

      30. WAIVER OF BREACH. The waiver of one or more defaults by any party to this Agreement shall not be deemed a waiver of any subsequent default of the same or any other provision of this Agreement under the same or other circumstances.

      31. BROKERAGE COMMISSIONS. Seller and Buyer warrant each to the other that they have not dealt with any real estate broker or salesperson with regards to this transaction. Seller agrees to indemnify and hold Buyer harmless from any and all commissions claimed by any broker or third party arising by virtue of this transaction whose commissions might legally arise from acts of Seller. Buyer agrees to hold Seller harmless from any and all commissions claimed by any broker or third party arising by virtue of this transaction whose commissions might legally arise from acts of Buyer.

      32. DISCLAIMER OF WARRANTIES. Except as specifically set forth in this Agreement, Seller has not made and does not make any warranty or representation, express or implied as to the merchantability, quantity, quality, physical condition or operation of the Property, zoning, the suitability or fitness of the Property or any improvements thereon, if any, for any specific or general use or purpose, the availability of water, sewer or other utility service, or any other matter affecting or relating to the Property, its development or use including but not limited to, the Property's compliance with any environmental laws. Neither party is relying on any statement or representations made by the other not embodied herein. Buyer hereby expressly acknowledges that no such warranties and representations have been made, except as expressly set forth in the Agreement; that it shall be Buyer's obligation to obtain and pay for all commitments for water, sewer and other utilities and to pay the commitment, impact, tap in or other fees and charges for such utilities (no such fees have been paid by Seller). Buyer acknowledges that the provisions of this Agreement for inspection and investigation of the Property are adequate to enable Buyer to make Buyer's own determination with respect to merchantability, quantity, quality, physical condition or operation of the Property, zoning, suitability or fitness of the Property or any improvements thereon, if any, for any specific or general use or purpose, the availability of water, sewer or other utility service or any other matter affecting or relating to the Property, its development or use, including without limitation, the Property's compliance with any environmental laws. Buyer further acknowledges it has inspected the Property or has caused such inspection to be made and is thoroughly familiar and satisfied therewith, and agrees to take the Property in its physical condition, "AS IS, WHERE IS, WITH ALL FAULTS" as of the date of Closing, subject to the express conditions of this Agreement. Seller shall not be liable or bound in any manner by any verbal or written statement, representation or information made or given by anyone pertaining to the Property, unless specifically set forth in this Agreement.

      In particular, but without in any way limiting the foregoing, Buyer hereby releases Seller from any and all responsibility, liability and claims for or arising out of the presence on or about the Property (including in the soil, air, structures and surface and subsurface water) of materials, wastes or substances that are or become regulated under or that are or become classified as toxic or hazardous, under any Environmental Law, including without limitations, petroleum, oil, gasoline or other petroleum products, byproducts or waste. The foregoing release shall not apply, however, if the presence on or about the Property of such materials, wastes or substances was caused by Seller, nor shall the foregoing release be construed as limiting Seller's indemnification obligations in Section 12.5. As used herein, "ENVIRONMENTAL LAW" shall mean, as amended and in effect from time to time, any federal, state or local statute, ordinance, rule, regulation, judicial decision, or the judgment or decree of a governmental authority, arbitrator or other private adjudicator by which Buyer or the Property is bound, pertaining to the environment, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Air Act, as amended and in the statutes together with the rules adopted and guidelines promulgated pursuant thereto, and all similar statutes together with rules adopted and guidelines promulgated pursuant to the foregoing.

      33. MEMORANDUM OF AGREEMENT. Neither this Agreement nor a Memorandum of this Agreement shall be filed of record by either party.

      34. RADON GAS DISCLOSURE. The following language is required by law in any contract involving the sale or lease of any building within the State of
Florida:

            "RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in floridal. Additional information regarding radon and radon testing may be obtained from your county public health unit."

      35. ESCROW AGENT.

            35.1. Duties. It is agreed that the duties of Escrow Agent are only such as are herein specifically provided, being purely ministerial in nature, and that Escrow Agent shall incur no liability whatever except for willful misconduct or gross negligence so long as Escrow Agent has acted in good faith. The Seller and Buyer release Escrow Agent from any act done or omitted to be done by Escrow Agent in good faith in the performance of Escrow Agent's duties hereunder.

            35.2. Responsibilities. Escrow Agent shall be under no responsibility with respect to any Deposit placed with it other than faithfully to follow the instructions herein contained. Escrow Agent may consult with counsel and shall be fully protected in any actions taken in good faith, in accordance with counsel's advice. Escrow Agent shall not be required to defend any legal proceedings which may be instituted against. Escrow Agent in respect to the subject matter of these instructions unless requested to do so by Seller and Buyer and indemnified to the satisfaction of Escrow Agent against the cost and expense of such defense. Escrow Agent shall not be required to institute legal proceedings of any kind. Escrow Agent shall have no responsibility for the genuineness or validity of any document or other item deposited with Escrow Agent, and shall be fully protected in acting in accordance with any written instructions given to Escrow Agent hereunder and believed by Escrow Agent to have been signed by the proper parties.

            35.3. Sole Liability, Escrow Agent assumes no liability hereunder except that of a stakeholder. If there is any dispute as to whether Escrow Agent is obligated to deliver the Deposit, or as to whom the Deposit is to be delivered, Escrow Agent will not be obligated to make any delivery of the Deposit, but in such event may hold the Deposit until receipt by Escrow Agent of an authorization in writing signed by all of the persons having an interest in such dispute, directing the disposition of the sum, or in the absence of such authorization, Escrow Agent may hold the Deposit until the final determination of the rights of the parties in an appropriate proceeding. If such written authorization is not given, or proceedings for such determination are not begun and diligently continued, Escrow Agent may, but is not required, to bring an appropriate action or proceeding for leave to place the Deposit with the court, pending such determination. Once Escrow Agent has tendered into the registry or custody of any court of competent jurisdiction all money and/or property in its possession under this Agreement, or has made delivery of the Deposit in any other manner provided for herein, Escrow Agent shall be discharged from all duties and shall have no further liability hereunder as Escrow Agent.

      It is expressly understood that Hill, Ward & Henderson, P.A., represents Seller in connection with this transaction. In the event of any disputes as to which party is entitled to the Deposit or in the event any disagreement shall arise as a result of this Agreement or the transaction contemplated hereby, Escrow Agent shall not be excluded from representing Seller by virtue of its serving as Escrow Agent pursuant to this Agreement. Buyer shall not object to, or request a disqualification of, Escrow Agent, as counsel for Seller.

      36. OTHER CONTRACTUAL MATTERS.

            36.1. Homeowner's Association/Restrictive Covenants. Seller owns and is developing contiguous real property for a residential project known as "Palm Cove". As part of the overall Palm Cove project, which will comprise both the Property and Seller's additional land, Seller has created or will create a homeowner's association and has recorded a Declaration of Covenants, Conditions and Restrictions of Palm Cove of Wesley Chapel, both of which will encumber the Property as Permitted Exceptions and as covenants running with the land. In this regard, pursuant to the laws of the State of Florida, the homeowner's association/community disclosure statement required by Section 689.26, Florida Statutes is hereby deemed to have been provided.

            36.2. Overpass Road. In conjunction with the development of the Property, Buyer covenants and agrees that it will construct the remaining extension to Overpass Road, which is included in the approved Construction Drawings, as well as entry monumentation and landscaping pursuant to the monument and landscaping conceptual plan provided by and approved by Seller.

            36.3. Development Requirements. In conjunction with the development of the Property, Buyer covenants and agrees that it will limit its horizontal development and construction to what is depicted on the approved Construction Drawings for the Property and that all platting(s) of the Property shall be restricted to only what is shown on the approved Construction Drawings. No modification of the Construction Drawings shall be made by Buyer without the prior written consent of Seller, which consent may be withheld by Seller in the exercise of its sole discretion. An appropriate reference to the aforesaid development requirements shall be incorporated into the deed referenced in paragraph 7.1(a) of this Agreement.

            36.4. Section 1445.

                  (a) The parties shall comply with the provisions of Code
Section 1445 and applicable Treasury Regulations issued thereunder. If the Seller is a U.S. person for Code Section 1445 purposes, then on demand of the Buyer and prior to dosing the Seller shall provide the Buyer with a certificate of non-foreign status in the manner provided in Treasury Regulations

Section 1.1445-2. If the Seller provides the Buyer with such certificate, and if the Buyer is otherwise permitted to rely on such certificate under those Regulations, the Buyer shall not withhold under Code Section 1445.

                  (b) If the Seller is a 'foreign person' as defined by the Code, the Buyer generally is required to withhold 10% of the gross sales price from the Seller at closing and to pay the withheld amount over to the Internal Revenue Service (IRS) unless an applicable exemption from withholding or a limitation on the amount to be withheld is available. To the extent that the cash to be paid over to the Seller at closing is insufficient to cover the Buyer's withholding obligation, the Seller shall provide to the Buyer at closing cash equal to such excess for purposes of making such withholding payment. If the Seller's federal income tax on the gain is less than the applicable withholding amount, the Seller may make advance application to the IRS for reduced withholding and, if granted, the Buyer shall withhold only the authorized reduced amount. If such ruling has not been received by closing, the parties at closing shall enter into an escrow agreement reasonably satisfactory to the Buyer and Seller pending receipt of the ruling, provided that at closing the Seller shall have the obligation to provide to the escrow agent from the closing proceeds (or from the Seller's other resources if necessary) cash equal to the maximum required withholding, with any excess withholding being refundable to the Seller upon receipt of a favorable ruling from the IRS.

                  (c) Buyer and Seller understand that the IRS requires the Buyer and the Seller to have a U.S. federal taxpayer identification number and to supply that number on the foregoing forms. A foreign individual may acquire an International Taxpayer Identification Number for this purpose. Since it may take several weeks to receive the number after application and the IRS will not process these forms without the actual number, a party lacking a TIN is advised to apply immediately. The Seller's TIN is 38-154-5089. The Buyer's TIN is 90-0193359.

      37. [Intentionally Omitted].

      38. FACSIMILE COPIES. Facsimile copies of this Agreement and the signatures thereon shall have the same force and effect as if the same were original documents. Facsimile signatures are acceptable and shall be deemed to be original signatures.

         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.
            THE SIGNATURE PAGE FOLLOWS ON THE NEXT SUCCEEDING PAGE.]

                               [SIGNATURE PAGE TO
                           AGREEMENT FOR SALE OF LAND]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the dates set forth below.

WITNESSES:                          SELLER:

                                    PULTE HOME CORPORATION, a
                                    Michigan corporation

/s/ [ILLEGIBLE]                     By: /s/[ILLEGIBLE]
-----------------                        -----------------------
Name: [ILLEGIBLE]                        Name: [ILLEGIBLE]
      (Print or Type Name)               Title: [ILLEGIBLE]

                                        Date: December 3, 2004
/s/ Roy J. McCraw III
-------------------------
Name: Roy J. McCraw III
      (Print or Type Name)

                                    BUYER:

                                    ASHTON TAMPA RESIDENTIAL, LLC,
                                    a Nevada limited liability company

___________________________         By: ____________________________
Name: _____________________             Name: ______________________
      (Print or Type Name)              Title: _____________________

___________________________             Date: December ___, 2004
Name: _____________________
      (Print or Type Name)           AND


___________________________         By: ____________________________
Name: _____________________             Name: ______________________
      (Print or Type Name)              Title: _____________________

___________________________             Date: December ___, 2004
Name: _____________________
      (Print or Type Name)

                               [SIGNATURE PAGE TO
                           AGREEMENT FOR SALE OF LAND]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the dates set forth below.

WITNESSES:                          SELLER:

                                    PULTE HOME CORPORATION, a
                                    Michigan corporation

/s/ [ILLEGIBLE]                       By: _____________________________
-----------------                         Name: ______________________
Name: [ILLEGIBLE]                         Title: ______________________
      (Print or Type Name)
                                          Date: December ______, 2004
___________________________
Name: _____________________
      (Print or Type Name)


                                    BUYER:

                                    ASHTON TAMPA RESIDENTIAL, LLC,
                                    a Nevada limited liability company

/s/ Stacey M. Cook                  By: /s/ [ILLEGIBLE]
--------------------                    --------------------------
Name: Stacey M. Cook                    Name: [ILLEGIBLE]
      (Print or Type Name)              Title: [ILLEGIBLE]

                                        Date: December 3, 2004

/s/ Dawn Carey
---------------------
Name: Dawn Carey
      (Print or Type Name)          AND

/s/ [ILLEGIBLE]                     By: /s/ [ILLEGIBLE]
--------------------------              ------------------------------
Name: [ILLEGIBLE]                       Name: [ILLEGIBLE]
     (Print or Type Name)               Title: [ILLEGIBLE]

                                        Date: December 6, 2004

/s/ [ILLEGIBLE]
--------------------------
Name: [ILLEGIBLE]
      (Print or Type Name)